     As Filed with the Securities and Exchange Commission on July 27, 1998


                                                      Registration No. 333-31491

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          PRE-EFFECTIVE AMENDMENT NO. 1

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK
             (formerly First North American Life Assurance Company)
                           (Exact Name of Registrant)

                                    NEW YORK
         (State or Other Jurisdiction of Incorporation or Organization)

                 555 Theodore Fremd Avenue, Rye, New York 10580
                                 (914) 921-1020
   (Address of Registrant's Principal Executive Offices and Telephone Number)

                                   13-3646501
                            (I.R.S. Employer Number)

                                      6355
            (Primary Standard Industrial Classification Code Number)

          Scott Logan, President                                    Copy to:
The Manufacturers Life Insurance Company of                   J. Sumner Jones, Esq.
                 New York                                     Jones & Blouch L.L.P.
         555 Theodore Fremd Avenue                      1025 Thomas Jefferson Street N.W.
            Rye, New York 10580                                Washington DC 20007
              (914) 921-1020
  (Name and Address of Agent for Service)

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following : X

                                           Calculation of Registration Fee
--------------------------- --------------------- ---------------------- --------------------- ----------------------
Title of Securities         Amount Being          Proposed Maximum       Proposed Maximum      Amount of
Being Registered            Registered            Offering Price Per     Aggregate Offering    Registration Fee
                                                  Unit                   price
--------------------------- --------------------- ---------------------- --------------------- ----------------------
Deferred Fixed Annuity
Contract Non-Participating  See Note (1)          See Note (1)           $10 million           $2,950
--------------------------- --------------------- ---------------------- --------------------- ----------------------

Note (1): The proposed aggregate offering price is estimated solely for determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK

                  CROSS REFERENCE TO ITEMS REQUIRED BY FORM S-1

Form S-1 Item No. and Caption                               Prospectus Heading
-----------------------------                               ------------------

1. Forepart of the Registration Statement and Outside       Cover Pages
   Front Cover of Prospectus

2. Inside Front and Outside Back Cover Pages of Prospectus  Cover Pages

3. Summary Information, Risk Factors and Ratio of           Summary
   Earnings to Fixed Charges

4. Use of Proceeds                                          The Manufacturers Life Insurance Company of New York

5. Determination of Offering Price                          Not Applicable

6. Dilution                                                 Not Applicable

7. Selling Security Holders                                 Not Applicable

8. Plan of Distribution                                     The Manufacturers Life Insurance Company of New York -
                                                            Distribution of the Contract

9. Description of Securities to be Registered               Description of the Contract and Guarantees, The
                                                            Manufacturers Life Insurance Company of New York

10. Interests of Named Experts and Counsel                  Not Applicable

11. Information with Respect to the Registrant              The Manufacturers Life Insurance Company of New York

12. Disclosure of Commission Position on Indemnification    Not Applicable
    for Securities Act Liabilities

                                     PART 1


                      INFORMATION REQUIRED IN A PROSPECTUS

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK
                   Annuity Service Office and Mailing Address
                             Corporate Center at Rye
                            555 Theodore Fremd Avenue
                               Rye, New York 10580



                             DEFERRED FIXED ANNUITY
                                    CONTRACT
                                NON-PARTICIPATING


         This Prospectus describes Venture Market Value Adjusted Annuity ("Venture MVA"), a single payment deferred fixed annuity contract, offered by The Manufacturers Life Insurance Company of New York (formerly First North American Life Assurance Company) ("Manulife New York" or the "Company"), a stock life insurance company organized under the laws of the state of New York.



         The Prospectus describes an individual deferred annuity contract designed and offered to provide retirement programs for eligible individuals and retirement plans.


         The purchase payment is paid to the Company at its Annuity Service Office. The minimum purchase payment for a contract is $5,000. The maximum purchase payment accepted without prior approval of the Company is $500,000. The purchase payment is allocated to the guarantee period designated by the contract owner. Additional purchase payments for a contract will not be accepted. Additional contracts may, however, be purchased at the then prevailing rates and terms.

PLEASE READ THIS PROSPECTUS CAREFULLY AND KEEP IT FOR FUTURE REFERENCE. IT CONTAINS INFORMATION ABOUT THE FIXED ACCOUNT AND THE CONTRACT THAT A PROSPECTIVE PURCHASER SHOULD KNOW BEFORE INVESTING.


BECAUSE OF THE MARKET VALUE ADJUSTMENT PROVISION OF THE CONTRACT, THE CONTRACT OWNER BEARS THE INVESTMENT RISK THAT THE GUARANTEED INTEREST RATES OFFERED BY THE COMPANY AT THE TIME OF WITHDRAWAL, TRANSFER OR THE START OF ANNUITY PAYMENTS MAY BE HIGHER THAN THE GUARANTEED INTEREST RATE APPLIED TO THE CONTRACT WITH THE RESULT THAT THE AMOUNT RECEIVED UPON WITHDRAWAL, TRANSFER OR ANNUITIZATION MAY BE REDUCED BY THE MARKET VALUE ADJUSTMENT AND MAY BE LESS THAN THE ORIGINAL INVESTMENT IN THE CONTRACT.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, (THE "SEC") NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


THESE SECURITIES ARE NOT DEPOSITS WITH, OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK OR ANY AFFILIATE THEREOF, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENT AGENCY.


             The date of the Prospectus is _________________, 1998.

                              AVAILABLE INFORMATION


         Commencing with the offering of the securities described in this Prospectus, The Manufacturers Life Insurance Company of New York will become subject to the informational requirements of the Securities Exchange Act of 1934 as amended, (the "1934 Act"), and in accordance therewith will file reports and other information with the SEC. Such reports and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices located at 75 Park Place, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials also can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC which is located at http://www.sec.gov.



         A registration statement has been filed with the SEC under the Securities Exchange Act of 1933, as amended, (the "1933 Act") with respect to the contracts discussed in the Prospectus. Not all the information set forth in the registration statement, amendments and exhibits thereto has been included in this Prospectus. Statements contained in this Prospectus concerning the content of the contracts and other legal instruments are only summaries. For a complete statement of the terms of these documents, reference should be made to the instruments filed with the SEC. The Registration Statements and the exhibits thereto may be inspected and copied, and copies can be obtained at the prescribed rates, in the manner set forth in the preceding paragraph.

                                TABLE OF CONTENTS


SPECIAL TERMS........................................................................................
SUMMARY  ............................................................................................
DESCRIPTION OF THE CONTRACT..........................................................................
    ACCUMULATION PROVISIONS..........................................................................
         Purchase Payments...........................................................................
         Guarantee Periods...........................................................................
         Transfers Among Guarantee Periods...........................................................
         Renewals....................................................................................
         Withdrawals.................................................................................
         Death Benefit Before Maturity Date..........................................................
    ANNUITY PROVISIONS...............................................................................
         General.....................................................................................
         Annuity Options.............................................................................
         Death Benefit on or After Maturity Date.....................................................
    OTHER CONTRACT PROVISIONS........................................................................
         Ten Day Right to Review.....................................................................
         Ownership...................................................................................
         Beneficiary.................................................................................
         Annuitant...................................................................................
         Modification................................................................................
         Company Approval............................................................................
    MARKET VALUE ADJUSTMENT..........................................................................
    CHARGES AND DEDUCTIONS...........................................................................
         Withdrawal Charge...........................................................................
         Reduction or Elimination of Withdrawal Charge...............................................
         Taxes.......................................................................................
THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK.................................................
         Description of Business.....................................................................
         Management Discussion & Analysis............................................................
         Selected Financial Data.....................................................................
         Officers and Directors of the Company.......................................................
         Executive Compensation......................................................................
         The Manufacturers Life Insurance Company of New York Separate Account G.....................
         Distribution of the Contract ...............................................................
         Confirmation Statements.....................................................................
         Legal Proceedings...........................................................................
         Legal Matters...............................................................................
         Independent Auditors........................................................................
         Notices and Reports to Contract Owners......................................................
         Contract Owner Inquiries....................................................................
FEDERAL TAX MATTERS..................................................................................
         Introduction................................................................................
         The Company's Tax Status....................................................................
         Taxation of Annuities in General............................................................
         Qualified Retirement Plans..................................................................
         Federal Income Tax Withholding..............................................................
APPENDIX A - EXAMPLES OF CALCULATION OF WITHDRAWAL CHARGE............................................
APPENDIX B - MARKET VALUE ADJUSTMENT EXAMPLES........................................................
APPENDIX C - STATE PREMIUM TAXES.....................................................................
FINANCIAL STATEMENTS OF THE COMPANY..................................................................

                                  SPECIAL TERMS


Annuitant                               Any individual person or persons whose
                                        life is used to determine the duration
                                        of annuity payments involving life
                                        contingencies. The Annuitant is as
                                        designated on the contract or in the
                                        application, unless changed.

Annuity Option                          One of several alternative methods by
                                        which payment of the proceeds may be
                                        made.


Annuity Service Office                  The Annuity Service Office of the
                                        Company is Corporate Center at Rye, 555
                                        Theodore Fremd Avenue, Rye, New York
                                        10580-9966


Beneficiary                             The person, persons, or entity to whom
                                        the death benefit proceeds are payable
                                        following the death of the owner, or in
                                        certain circumstances, an annuitant.

Company The Manufacturers Life Insurance Company of New York.


Contingent                              The person, persons or entity who
Beneficiary                             becomes the beneficiary if the
                                        beneficiary is not alive.




Contract                                The anniversary of the contract date.
Anniversary


Contract Date                           The date of issue of the contract as
                                        designated on the contract
                                        specifications page.


Contract Value                          The contract value is the sum of the net
                                        purchase payment and accrued interest,
                                        less the sum of any withdrawals and any
                                        administration fee, adjusted for any
                                        transfer market value adjustment.

Contract Year                           The period of twelve consecutive months
                                        beginning on the contract date or any
                                        anniversary thereafter.

Code                                    The Internal Revenue Code of 1986, as
                                        amended.

Designated Beneficiary                  For purposes of section 72(s) of the
                                        Code, the "designated beneficiary" under the contract shall be the individual who is entitled to receive the amounts payable on death, or if any Owner is not an individual, on any change in (or death) of the Annuitant or Co-Annuitant.


Due Proof of Death                      Due Proof of Death is required upon the
                                        death of the owner or annuitant, as
                                        applicable. One of the following must be received at the Annuity Service Office:

                                              (a)  A certified copy of a death
                                                   certificate;
                                              (b)  A certified copy of a decree
                                                   of a court of competent
                                                   jurisdiction as to the
                                                   finding of death; or
                                              (c)  Any other proof satisfactory
                                                   to the Company.

                                        Death benefits will be paid within 7
                                        days of receipt of due proof of death
                                        and all required claim forms by the
                                        Company's Annuity Service Office.



Fixed Account                           The Manufacturers Life Insurance Company
                                        of New York Separate Account G, which is a separate account of the Company.


Fixed Annuity                           An annuity option with payments which
                                        are predetermined and
                                        guaranteed as to dollar amount.

General Account                         All of the assets of the Company other
                                        than assets in separate accounts.

Gross Withdrawal Value                  The portion of the contract value
                                        specified by the owner for a full or
                                        partial withdrawal. Such amount is
                                        determined prior to the application of
                                        any withdrawal charge, annual
                                        administration fee and market value
                                        adjustment.

Initial Guarantee Period                The period of time during which the
                                        initial guaranteed interest rate is in
                                        effect.

Initial Guaranteed Interest Rate        The compound annual rate used to
                                        determine the interest earned on the net purchase payment during the initial guarantee period.

Market Value Adjustment                 An adjustment to amounts that are
                                        withdrawn, transferred or annuitized
                                        prior to the end of the guarantee
                                        period. It may increase or decrease the
                                        amount available for transfer,
                                        withdrawal or annuitization.


Maturity Date                           The date on which annuity benefits
                                        commence. It is the date specified on
                                        the contract specifications page, unless changed. The date specified may not be later than the Annuitant's 90th birthday.


Net Purchase Payment                    The purchase payment less the amount of
                                        premium tax, if any, deducted from the
                                        payment.

Non-Qualified Contracts                 Contracts which are not issued under
                                        Qualified Plans.

Owner or                                The person, persons or entity entitled
Contract Owner                          to the ownership rights under the
                                        contract. The owner is as designated on
                                        the contract specifications page or in
                                        the application, unless changed.

Payment or                              An amount paid by a contract owner to
Purchase Payment                        the Company as consideration for
                                        the benefits provided by the contract.


Qualified Contracts                     Contracts issued under Qualified Plans.



Qualified Plans                         Retirement plans which receive favorable
                                        tax treatment under section 401, 403 or
                                        408 or 408A of the Code.


Renewal Amount                          The contract value at the end of the
                                        initial guarantee period or at the end
                                        of a renewal guarantee period.

Renewal Guarantee Period                The period of time during which a
                                        renewal guaranteed interest rate is in
                                        effect.

Renewal Guaranteed Interest Rate        The compound annual rate used to
                                        determine the interest earned on a
                                        renewal amount during a renewal
                                        guarantee period. In no event shall this rate be less than 3%.

Separate Account                        A segregated account of the Company that
                                        is not commingled with the Company's
                                        general assets and obligations.


Successor Owner                         The person, persons, or entity to become
                                        the owner if the owner dies prior to the maturity date. The successor owner is as specified in the application, unless changed. If no successor owner is designated, or the successor owner dies before the owner, the owner's estate is the successor owner.

                                     SUMMARY
DESCRIPTION OF THE CONTRACT

         The Contract. The contract offered by this Prospectus is a single purchase payment deferred fixed annuity contract. The contract provides for the accumulation of the contract value and the payment of annuity benefits on a fixed basis.


         Retirement Plans. The contract may be issued pursuant to either non-qualified retirement plans or plans qualifying for special income tax treatment under the Internal Revenue Code of 1986, as amended, (the "Code"), such as individual retirement accounts and annuities (including Roth IRAs), pension and profit-sharing plans for corporations and sole proprietorships/partnerships ("H.R. 10" and "Keogh" plans) and tax-sheltered annuities (see "QUALIFIED RETIREMENT PLANS"). Those who are considering purchase of a contract for use in connection with a qualified retirement plan should consider, in evaluating the suitability of the contract, that the contract allows only a single premium purchase payment in an amount of at least $5,000.


         Purchase Payments. Purchase payments are paid to the Company at its Annuity Service Office. The minimum purchase payment for a contract is $5,000. The maximum purchase payment accepted without prior approval of the Company is $500,000. The purchase payment is allocated to the guarantee period designated by the contract owner. Additional purchase payments for a contract will not be accepted. Additional contracts may, however, be purchased at the then prevailing rates and terms.


         Prior to the maturity date, the Company may, at its option, cancel a contract following the third contract anniversary if both (i) the total purchase payment made, less any withdrawals, is less than $2,000; and (ii) the higher of the contract value or the amount available upon total withdrawal is less than $2,000. The cancellation of contract privileges may vary in certain states in order to comply with the requirements of insurance laws and regulations in such states (see "PURCHASE PAYMENTS").



         Guarantee Periods. Currently, there are ten guarantee periods under the contract; one year through ten years. The Company may offer additional guarantee periods for any yearly period from one to twenty years (see "INVESTMENT OPTIONS").



         Transfers Among Guarantee Periods. Before the maturity date, the contract owner may transfer the entire contract value to a different guarantee period at any time upon written notice to the Company. Amounts may only be transferred, however, once per contract year and the entire amount of the account must be transferred. Amounts transferred will be subject to a market value adjustment (see "TRANSFERS AMONG INVESTMENT OPTIONS").



         Renewals. At the end of a guarantee period, the contract owner may choose a renewal guarantee period from any of the then existing guarantee period options, at the then current interest rates (see "RENEWALS").



         Withdrawals. Prior to the earlier of the maturity date or the death of the contract owner, the owner may withdraw all or a portion of the contract value. The amount withdrawn must be at least $300 or, if less, the entire contract value. If a partial withdrawal plus any applicable withdrawal charge, after giving effect to any market value adjustment, would reduce the contract value to less than $300, the Company will treat the partial withdrawal as a total withdrawal of the contract value. A withdrawal charge and market value adjustment may be imposed (see "WITHDRAWALS"). A withdrawal may be subject to income tax and a 10% penalty tax (see "FEDERAL TAX MATTERS").



         Confirmation Statements. Owners will be sent confirmation statements for certain transactions in their account. Owners should carefully review these statements to verify their accuracy. Any mistakes should immediately be reported to the Company's Annuity Service Office. If the owner fails to notify the Company's Annuity Service Office of any mistake within 60 days of the mailing of the confirmation statement, the owner will be deemed to have ratified the transaction.


         Death Benefits. The Company will pay the death benefit to the beneficiary if any contract owner dies before the maturity date. The death benefit is equal to the contract value. If there is a surviving contract owner, that contract owner will be deemed to be the beneficiary. No death benefit is payable on the death of any annuitant, except that if any contract owner is not a natural person, the death of any annuitant will be treated as the death of an owner. The death benefit will be determined as of the date on which written notice and proof of death and all required claim forms are received at the Company's Annuity Service Office.


         Annuity Payments. The Company offers a variety of fixed annuity options. Periodic annuity payments will begin on the maturity date. The contract owner may select the maturity date, frequency of payment and annuity option (see "ANNUITY PROVISIONS").



         Ten Day Review. Within 10 days of receipt of a contract, the contract owner may cancel the contract by returning it to the Company or its agent (see "TEN DAY RIGHT TO REVIEW").


         Market Value Adjustment. Any amount withdrawn, transferred or annuitized prior to the end of either the initial guarantee period or a renewal guarantee period will be adjusted by the market value adjustment factor described under "MARKET VALUE ADJUSTMENT."

         Withdrawal Charge. If a withdrawal is made from the contract before the maturity date, a withdrawal charge (contingent deferred sales charge) may be assessed against amounts withdrawn during the first seven contract years. There is never a withdrawal charge after seven complete contract years and for certain amounts withdrawn during the first seven contract years as described below. The amount of the withdrawal charge and when it is assessed is discussed under "CHARGES AND DEDUCTIONS - WITHDRAWAL CHARGE."


         Tax Deferral. The status of the contract as an annuity generally allows all earnings on the underlying investments to be tax-deferred until withdrawn or until annuity payments begin (see "FEDERAL TAX MATTERS"). This tax deferred treatment may be beneficial to contract owners in building assets in a long-term investment program.



THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK



         The Company is a stock life insurance company organized under the laws of the state of New York in 1992. The Company's principal office is located at Corporate Center at Rye, 555 Theodore Fremd Avenue, Rye, New York 10580. The Company is a wholly-owned subsidiary of The Manufacturers Life Insurance Company of North America, formerly, North American Security Life Insurance Company ("Manulife North America" or "Parent"). Manulife North America is a stock life insurance company organized under the laws of the state of Delaware in 1979 with its principal office located at 116 Huntington Avenue, Boston, Massachusetts 02116. The ultimate parent of the Company is The Manufacturers Life Insurance Company ("Manulife"), a Canadian mutual life insurance company based in Toronto, Canada. Prior to January 1, 1996, the Company was a wholly owned subsidiary of North American Life Assurance Company ("NAL"), a Canadian mutual life insurance company. On January 1, 1996 NAL and Manulife merged with the combined company retaining the Manulife name. Effective January 1, 1996, immediately following the merger of NAL and Manulife, the Company's Parent experienced a corporate restructuring which resulted in the formation of a newly organized holding corporation, Manulife-Wood Logan Holding Co., Inc. (formerly NAWL Holding Company, Inc.) ("MWL"). MWL holds all of the outstanding shares of the Company's Parent and Wood Logan Associates, Inc. ("WLA"). MWL is 62.5% owned by The Manufacturers Life Insurance Company (U.S.A.), 22.5% owned by MRL Holding, LLC and 15% owned by the principals of WLA.



         The Company issues fixed and variable annuity contracts, individual life insurance, and a group annuity products in the state of New York. Amounts invested in the fixed contracts and fixed portion of the variable insurance products are allocated to the General Account of the Company, or in the case of the contract described in this prospectus, to a non-unitized separate account of the Company. Amounts invested in the variable options of the contracts or policies are allocated to separate accounts of the Company. Assets of the separate accounts (other than the separate account described in this prospectus) are invested in shares of Manufacturers Investment Trust, formerly NASL Series Trust ("MIT"), a no-load, open end management investment company organized as a Massachusetts business trust, and, for separate accounts supporting the group annuity, in shares of externally managed mutual funds.

         The above summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus.

                             DESCRIPTION OF CONTRACT

ACCUMULATION PROVISIONS

PURCHASE PAYMENTS

         Purchase payments are paid to the Company at its Annuity Service Office. The minimum purchase payment for a contract is $5,000. The maximum purchase payment accepted without prior approval of the Company is $500,000. The purchase payment is allocated to the guarantee period selected by the contract owner. Additional purchase payments for a contract will not be accepted. Additional contracts may, however, be purchased at the then prevailing rates and terms.


         Prior to the maturity date, the Company may, at its option, cancel a contract following the third contract anniversary, if both (i) the total purchase payment made, less any withdrawals, is less than $2,000; and (ii) the higher of the contract value or the amount available upon total withdrawal is less than $2,000. The cancellation of contract privileges may vary in certain states in order to comply with the requirements of insurance laws and regulations in such state. Upon cancellation, the Company will pay the contract owner the higher of the contract value and any annual administration fee or the amount available upon total withdrawal. The amount paid will be treated as a withdrawal for Federal tax purposes and thus may be subject to income tax and to a 10% penalty tax. (See "FEDERAL TAX MATTERS")


GUARANTEE PERIODS


         Currently, there are ten guarantee periods; one year through ten years. The Company may offer additional guarantee periods for any yearly period from one to twenty years. The contract provides for the accumulation of interest on the purchase payment at guaranteed rates for the duration of the guarantee period. In consideration of these higher interest rates, the commission to these broker-dealers may be reduced. The renewal guaranteed interest rate on a renewal amount allocated or transferred to a renewal guarantee period is determined from time-to-time by the Company in accordance with market conditions. Under certain circumstances, the Company may offer a rate in excess of the renewal guaranteed rate for the first year only of a renewal guarantee period. In no event will the renewal guaranteed interest rate be less than 3%. The interest rate is guaranteed for the duration of the guarantee period and may not be changed by the Company.


TRANSFERS AMONG GUARANTEE PERIODS


         Before the maturity date, the contract owner may transfer the entire contract value to a different guarantee period at any time upon written notice to the Company. Amounts may only be transferred, however, once per contract year and the entire contract value must be transferred. Amounts transferred will be subject to a transfer market value adjustment. The amount requested to be transferred will be multiplied by the market value adjustment factor to determine the transferred amount. There will be no market value adjustment on amounts transferred within one month prior to the end of a guarantee period. (See "MARKET VALUE ADJUSTMENT"). The Company also reserves the right to modify or terminate the transfer privilege at any time in accordance with applicable law.


RENEWALS

         At the end of a guarantee period, the contract owner may choose a renewal guarantee period from any of the then existing guarantee periods at the then current interest rate, all without the imposition of any charge. The contract owner may not select a guarantee period that would extend beyond the maturity date. In the case of renewals within one year of the maturity date, the only option available is to have interest accrued up to the maturity date at the then current interest rate for one year guarantee periods.


         A notice will be mailed at least 15 days, but not more than 45 days, prior to the end of any Initial Guaranteed Period or Renewal Guaranteed Period. If the contract owner does not specify the renewal guarantee period desired, the Company will select the same guarantee period as has just expired, so long as such period does not extend beyond the maturity date. In the event a renewal would extend beyond the maturity date, the Company will select the longest period that will not extend beyond such date, except in the case of a renewal within one year of the maturity date in which case the Company will credit interest up to the maturity date at the then current interest rate for one year guarantee periods.

WITHDRAWALS


         Prior to the earlier of the maturity date or the death of the contract owner, the owner may withdraw all or a portion of the contract value upon written request, complete with all necessary information, to the Company's Annuity Service Office. For certain qualified contracts, exercise of the withdrawal right may require the consent of the qualified plan participant's spouse under the Code and regulations promulgated by the Treasury Department.


         In the case of a total withdrawal, as of the date of receipt of the request at its Annuity Service Office, the Company will cancel the contract and pay the following amount:

C + [ (A - B - C) x D], where:

A=the gross withdrawal value reduced by an applicable annual administration fee; B=the withdrawal charge;
C=the amount available without the imposition of a withdrawal charge;
D=the market value adjustment factor.

(See "CHARGES AND DEDUCTIONS" and "MARKET VALUE ADJUSTMENT")

         Partial withdrawals will use the formula specified above and the gross withdrawal value to determine the amount payable. Partial withdrawals will be subject to market value adjustments and possible withdrawal charges. The Company will deduct the gross withdrawal value from the contract value. The gross withdrawal value may not exceed the contract value.

         The Company may defer the payment of a full or partial withdrawal for not more than six months (or the period permitted by applicable state law if shorter) from the date the Company receives the withdrawal request and the contract. If payments are deferred ten days or more, the amount deferred will earn interest at a rate not less than 4% per year or at a rate determined by applicable state law. The Company will not, however, defer payment for more than thirty days for any withdrawal effective at the end of any guarantee period.


         There is no limit on the frequency of partial withdrawals, however, the amount withdrawn must be at least $300 or, if less, the entire contract value. If a partial withdrawal plus any applicable withdrawal charge, after giving effect to any market value adjustment, would reduce the contract value to less than $300, the Company will treat the partial withdrawal as a total withdrawal of the contract value.



         Withdrawals from the contract may be subject to income tax and a 10% penalty tax. Withdrawals are permitted from contracts issued in connection with
Section 403(b) qualified plans only under limited circumstances (see "FEDERAL TAX MATTERS").


DEATH BENEFIT BEFORE MATURITY DATE

         In General. The following discussion applies principally to contracts that are not issued in connection with qualified plans, i.e., a "non-qualified contract." The requirements of the tax law applicable to qualified plans, and the tax treatment of amounts held and distributed under such plans, are quite complex. Accordingly, a prospective purchaser of the contract to be used in connection with a qualified plan should seek competent legal and tax advice regarding the suitability of the contract for the situation involved and the requirements governing the distribution of benefits, including death benefits, from a contract used in the plan.

         Determination of Death Benefit. The determination of the death benefit will be made on the date written notice and proof of death, as well as all required claims forms, are received at the Company's Annuity Service Office. No person is entitled to the death benefit until this time.


         Amount and Payment of Death Benefit. The Company will pay a death benefit equal to the contract value to the beneficiary if any contract owner dies before the maturity date. This amount will not be subject to a market value adjustment. If there is a surviving contract owner, that contract owner will be deemed to be the beneficiary. No death benefit is payable on the death of any annuitant, except that if any contract owner is not a natural person, the death of any annuitant will be treated as the death of an owner. On the death of the last surviving annuitant, the contract owner, if a natural person, will become the annuitant unless the contract owner designates another person as the annuitant.



         The death benefit may be taken in the form of a lump sum immediately. If not taken immediately, the contract will continue subject to the following:
(1) the beneficiary will become the contract owner; (2) no additional purchase payments may be made; and (3) if the beneficiary is not the deceased owner's spouse, distribution of the contract owner's entire interest in the contract must be made within five years of the owner's death, or alternatively, distribution may be made as an annuity, under one of the annuity options described below, which begins within one year of the owner's death and is payable over the life of the beneficiary or over a period not extending beyond the life expectancy of the beneficiary. If the beneficiary dies before distributions described in "(3)" above are completed, the entire remaining contract value must be distributed in a lump sum immediately. If the owner's spouse is the beneficiary, the spouse continues the contract as the new owner. In such a case, the distribution rules described in "(3)" applicable when a contract owner dies, will apply when the spouse, as the owner, dies.


         If any annuitant is changed and any contract owner is not a natural person, the entire interest in the contract must be distributed to the contract owner within five years.


         Death benefits will be paid within seven days of the date the amount of the death benefit is determined, as described above, subject to postponement under the same circumstances that payment of withdrawals may be postponed (see "WITHDRAWALS").


ANNUITY PROVISIONS

GENERAL


         The proceeds of the contract payable on death, withdrawal or the contract maturity date may be applied to the annuity options described below, subject to the distribution of death benefit provisions (see "DEATH BENEFIT BEFORE MATURITY DATE").



         Generally, annuity benefits under the contract will begin on the maturity date. The maturity date is the date specified on the contract specifications page, unless changed. If no date is specified, the maturity date is the maximum maturity date described below. The maximum maturity date is the first day of the month following the later of the 85th birthday of the annuitant or the tenth contract anniversary. In no event will the maturity date exceed age
90. The contract owner may specify a different maturity date at any time by written request at least one month before both the previously specified and the new maturity date. The new maturity date may not be later than the maximum maturity date unless the Company consents. Maturity dates which occur, or are scheduled to occur, at advanced ages, e.g., past age 85, may in some circumstances have adverse income tax consequences (see "FEDERAL TAX MATTERS"). Distributions from qualified contracts may be required before the maturity date.


         The contract owner may select the frequency of annuity payments. However, if the contract value at the maturity date is such that a monthly payment would be less than $20, the Company may pay the higher of contract value and any annual administration fee or the amount available upon total withdrawal in one lump sum to the annuitant on the maturity date.

ANNUITY OPTIONS

         Annuity benefits are available under the contract on a fixed basis. Upon purchase of the contract, and on or before the maturity date, the contract owner may select one or more of the annuity options described below or choose an alternate form of settlement acceptable to the Company. If an annuity option is not selected, the Company will provide as a default option annuity payments to be made for a period certain of 10 years and continuing thereafter during the lifetime of the annuitant. Treasury Department regulations may preclude the availability of certain annuity options in connection with certain qualified contracts.

         The following annuity options are guaranteed in the contract.

         Option 1(a): Non-Refund Life Annuity - An annuity with payments during the lifetime of the annuitant. No payments are due after the death of the annuitant. Since there is no guarantee that any minimum number of payments will be made, an annuitant may receive only one payment if the annuitant dies prior to the date the second payment is due.

         Option 1(b): Life Annuity with Payments Guaranteed for 10 Years - An annuity with payments guaranteed for 10 years and continuing thereafter during the lifetime of the annuitant. Since payments are guaranteed for 10 years, annuity payments will be made to the end of such period if the annuitant dies prior to the end of the tenth year.

         Option 2(a): Joint & Survivor Non-Refund Life Annuity - An annuity with payments during the lifetimes of the annuitant and a designated co-annuitant. No payments are due after the death of the last survivor of the annuitant and co-annuitant. Since there is no guarantee that any minimum number of payments will be made, an annuitant or co-annuitant may receive only one payment if the annuitant and co-annuitant die prior to the date the second payment is due.

         Option 2(b): Joint & Survivor Life Annuity with Payments Guaranteed for 10 Years - An annuity with payments guaranteed for 10 years and continuing thereafter during the lifetimes of the annuitant and a designated co-annuitant. Since payments are guaranteed for 10 years, annuity payments will be made to the end of such period if both the annuitant and the co-annuitant die prior to the end of the tenth year.

         In addition to the foregoing annuity options which the Company is contractually obligated to offer at all times, the Company currently offers the following annuity options. The Company may cease offering the following annuity options at any time and may offer other annuity options in the future.

         Option 3: Life annuity with Payments Guaranteed for 5, 15 or 20 Years - An Annuity with payments guaranteed for 5, 15 or 20 years and continuing thereafter during the lifetime of the annuitant. Since payments are guaranteed for the specific number of years, annuity payments will be made to the end of the last year of the 5, 15 or 20 year period.

         Option 4: Joint & Two-Thirds Survivor Non-Refund Life Annuity - An annuity with full payments during the joint lifetime of the annuitant and a designated co-annuitant and two-thirds payments during the lifetime of the survivor. Since there is no guarantee that any minimum number of payments will be made, an annuitant or co-annuitant may receive only one payment if the annuitant and co-annuitant die prior to the date the second payment is due.

         Option 5: Period Certain Only Annuity for 5, 10, 15 or 20 years - An annuity with payments for a 5, 10, 15 or 20 year period and no payments thereafter.

DEATH BENEFIT ON OR AFTER MATURITY DATE

         If annuity payments have been selected based on an annuity option providing for payments for a guaranteed period, and the annuitant dies on or after the maturity date, the Company will make the remaining guaranteed payments to the beneficiary. Any remaining payments will be made as rapidly as under the method of distribution being used as of the date of the annuitant's death. If no beneficiary is living, the Company will commute any unpaid guaranteed payments to a single sum (on the basis of the interest rate used in determining the payments) and pay that single sum to the estate of the last to die of the annuitant and the beneficiary.

OTHER CONTRACT PROVISIONS

TEN DAY RIGHT TO REVIEW


         The contract owner may cancel the contract by returning it to the Annuity Service Office or agent within 10 days after receipt of the contract. Within 7 days of receipt of the contract by the Company, the Company will refund the payment made for the contract.



         No withdrawal charge is imposed upon return of the contract within the ten day right to review period. The ten day right to review may vary in certain states in order to comply with the requirements of insurance laws and regulations in such states. When the contract is issued as an individual retirement annuity under Sections 408 or 408A of the Code, during the first 7 days of the 10 day period, the Company will return the contract value if this is greater than the amount otherwise payable.


OWNERSHIP

         In the case of an individual annuity contract, the contract owner is the person entitled to exercise all rights under the contract. Prior to the maturity date, the contract owner is the person designated in the contract specifications page or as subsequently named. On and after the maturity date, the annuitant is the contract owner. If amounts become payable to any beneficiary under the contract, the beneficiary is the contract owner.


         In the case of non-qualified contracts, ownership of the contract may be changed or the contract may be collaterally assigned at any time prior to the maturity date, subject to the rights of any irrevocable beneficiary. Assigning a contract, or changing the ownership of a contract, may be treated as a distribution of the contract value for Federal tax purposes (see "FEDERAL TAX MATTERS").


         Any change of ownership or assignment must be made in writing. Any change must be approved by the Company. Any assignment and any change, if approved, will be effective as of the date the Company receives the request at its Annuity Service Office. The Company assumes no liability for any payments made or actions taken before a change is approved or an assignment is accepted or responsibility for the validity or sufficiency of any assignment. An absolute assignment will revoke the interest of any revocable beneficiary.


         In the case of qualified contracts, ownership of the contract generally may not be transferred except by the trustee of an exempt employees' trust which is part of a retirement plan qualified under Section 401 of the Code or as otherwise permitted by applicable Internal Revenue Service ("IRS") regulations. Subject to the foregoing, a qualified contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the Company.


BENEFICIARY

         The beneficiary is the person, persons or entity designated in the contract specifications page or as subsequently named. However, if there is a surviving contract owner, that person will be treated as the beneficiary. The beneficiary may be changed subject to the rights of any irrevocable beneficiary. Any change must be made in writing, approved by the Company and if approved, will be effective as of the date on which written. The Company assumes no liability for any payments made or actions taken before the change is approved. If no beneficiary is living, the contingent beneficiary will be the beneficiary. The interest of any beneficiary is subject to that of any assignee. If no beneficiary or contingent beneficiary is living, the beneficiary is the estate of the deceased contract owner. In the case of certain qualified contracts, regulations promulgated by the Treasury Department prescribe certain limitations on the designation of a beneficiary.

ANNUITANT

         The annuitant is any natural person or persons whose life is used to determine the duration of annuity payments involving life contingencies. If the contract owner names more than one person as an "annuitant," the second person named shall be referred to as "co-annuitant." The annuitant is as designated on the contract specifications page or in the application, unless changed.

         On the death of the annuitant, the co-annuitant, if living, becomes the annuitant. If there is no living co-annuitant, the owner becomes the annuitant. In the case of certain qualified contracts, there are limitations on the ability to designate and change the annuitant and the co-annuitant.

MODIFICATION

         The Company will not change or modify the contract without the owner's consent except to the extent necessary to conform to any applicable law or regulation or any ruling issued by a government agency. The provisions of the contract shall be interpreted so as to comply with the requirements of Section 72(s) of the Code.

COMPANY APPROVAL

         The Company reserves the right to accept or reject a contract application at its sole discretion.

MARKET VALUE ADJUSTMENT

         Any amount withdrawn, transferred or annuitized prior to the end of either the initial guarantee period or a renewal guarantee period will be adjusted by the market value adjustment factor described below.

         The market value adjustment factor is determined by the following formula: ((1+i)/(1+j))(n/12) where:

         i - The initial guaranteed interest rate or renewal guaranteed interest rate currently being earned on the contract.

         j - The guaranteed interest rate available, on the date the request is processed by the Company, for a guarantee period with the same length as the period remaining in the initial guarantee period or renewal guarantee period. If the guarantee period of this length is not available, the guarantee period with the next highest duration which is maintained by the Company will be chosen.

         n - The number of complete months remaining to the end of the initial guarantee period or renewal guarantee period.


         If the Company no longer issues the guaranteed interest contracts described in i and j, i and j are defined as follows:



         i - the Moody's Corporate Bond Yield Average - Monthly Average Corporates (for the applicable duration) as published by the Moody's Investors Service, Inc. for the date that the initial guaranteed interest rate or renewal guaranteed interest rate currently being earned on the contract was set.



         j - The Moody's Corporate Bond Yield Average - Monthly Average Corporates (for the applicable duration) as published by the Moody's Investors Service, Inc. for the date the request is processed.



         There will be no market value adjustment in the following situations:
(a) death of the contract owner; (b) amounts withdrawn or transferred within one month prior to the end of the guarantee period; and (c) amounts withdrawn or transferred in any contract year that do not exceed 10% of total purchase payments less any prior partial withdrawals in that year.


         The market value adjustment reflects the relationship between the initial guaranteed interest rate or the renewal guaranteed interest rate applicable to the contract and the then current available guaranteed interest rate. Generally, if the initial guaranteed interest rate or the renewal guaranteed interest rate is lower than the then current available guaranteed interest rate, then the effect of the market value adjustment will be to reduce the amount withdrawn, transferred or annuitized. Similarly, if the initial guaranteed interest rate or the renewal guaranteed interest rate is higher than the then current available guaranteed interest rate, then the effect of the market value adjustment will be to increase the amount withdrawn, transferred or annuitized. The greater the difference in these interest rates the greater the effect of the market value adjustment.

         The market value adjustment is also affected by the amount of time remaining in the guarantee period. Generally, the longer the time remaining in the guarantee period, the greater the effect of the market value adjustment on the amount withdrawn, transferred or annuitized. This is because the longer the time remaining in the guarantee period, the higher the compounding factor 'n' in the market value adjustment factor.

         The cumulative effect of the market value adjustment and withdrawal charges could result in a contract owner receiving total withdrawal proceeds of less than the contract owner's investment in the contract.

BECAUSE OF THE MARKET VALUE ADJUSTMENT PROVISION OF THE CONTRACT, THE CONTRACT OWNER BEARS THE INVESTMENT RISK THAT THE CURRENT AVAILABLE GUARANTEED INTEREST RATE OFFERED BY THE COMPANY AT THE TIME OF WITHDRAWAL, TRANSFER OR ANNUITIZATION MAY BE HIGHER THAN THE INITIAL OR RENEWAL GUARANTEE INTEREST RATE APPLICABLE TO THE CONTRACT WITH THE RESULT THAT THE AMOUNT THE CONTRACT OWNER RECEIVES UPON A WITHDRAWAL, TRANSFER OR ANNUITIZATION MAY BE SUBSTANTIALLY REDUCED.

         For more information on the market value adjustment, including examples of its calculation, see Appendix B.

CHARGES AND DEDUCTIONS

WITHDRAWAL CHARGE


         If a withdrawal is made from the contract before the maturity date, a withdrawal charge (contingent deferred sales charge) may be assessed against amounts withdrawn during the first seven contract years. There is never a withdrawal charge after seven complete contract years and on certain amounts withdrawn during the first seven contract years as described below. The amount of the withdrawal charge and when it is assessed is discussed below:


         1. In any contract year, the amount available without the imposition of a withdrawal charge for that year is the excess of (i) over (ii), where (i) is 10% of the purchase payment and (ii) is all prior partial withdrawals in that contract year.

         2. If a withdrawal is made at the end of the initial guarantee period, no withdrawal charge will be applied provided such withdrawal occurs on or after the end of the third contract year. If a withdrawal is made at the end of any other guarantee period, no withdrawal charge will be applied provided such withdrawal occurs on or after the end of the fifth contract year. A request for withdrawal at the end of a guarantee period must be received in writing during the 30 days period preceding the end of that guarantee period.

         3. The amount of the withdrawal charge is calculated by multiplying the gross withdrawal value, less any administration fee and the amount available without the imposition of a withdrawal charge by the applicable withdrawal charge percentage obtained from the table below.

                  NUMBER OF COMPLETED                   WITHDRAWAL CHARGE
                    CONTRACT YEARS                          PERCENTAGE
                  -------------------                   -----------------
                          0                                    7%
                          1                                    6%
                          2                                    5%
                          3                                    4%
                          4                                    3%
                          5                                    2%
                          6                                    1%
                          7+                                   0%

         4. There is generally no withdrawal charge on distributions made as a result of the death of the contract owner or, if applicable, the annuitant, (see "Death Benefit Before Maturity Date - Amount and Payment of Death Benefit").

         The amount collected from the withdrawal charge will be used to reimburse the Company for the compensation paid to cover selling concessions to broker-dealers, preparation of sales literature and other expenses related to sales activity.


         For examples of calculation of the withdrawal charge, see Appendix A. Withdrawals may be subject to a market value adjustment in addition to the withdrawal charge described above (see "MARKET VALUE ADJUSTMENT").



REDUCTION OR ELIMINATION OF WITHDRAWAL CHARGE


         The amount of the withdrawal charge on a contract or the period to which it applies may from time to time be reduced or eliminated for sales of the contracts to certain individuals or groups of individuals in such a manner that results in savings of sales expenses. The Company will consider such factors as
(i) the size and type of group, (ii) the amount of the single premium and/or
(iii) other transactions where sales expenses are reduced, when considering whether to reduce or eliminate the sales charge or the period to which it applies.

TAXES

         The Company reserves the right to charge, or provide for, certain taxes against purchase payments, contract values, death benefits or annuity payments. Such taxes may include premium taxes or other taxes levied by any government entity which the Company determines to have resulted from the (i) establishment or maintenance of the Fixed Account, (ii) receipt by the Company of purchase payments, (iii) issuance of the contracts, (iv) commencement or continuance of annuity payments under the contracts or (v) death of the owner or annuitant. In addition, the Company will withhold taxes to the extent required by applicable law.


         Premium taxes will be deducted from the contract value used to provide for annuity payments unless otherwise required by applicable law. The amount deducted will depend on the premium tax assessed in the applicable state. State premium taxes currently range from 0% to 3.5% depending on the jurisdiction and the tax status of the contract and are subject to change by the legislature or other authority (see "APPENDIX C: STATE PREMIUM TAXES").



              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK


DESCRIPTION OF BUSINESS

         Organization and History


         The Company is a stock life insurance company organized under the laws of the State of New York in 1992. The Company's principal office is located at Corporate Center, 555 Theodore Fremd Avenue, Rye, New York 10580. The Company is a wholly-owned subsidiary of Manulife North America. Manulife North America is a stock life insurance company organized under the laws of the state of Delaware in 1979 with its principal office located at 116 Huntington Avenue, Boston, Massachusetts 02116.



         The ultimate parent of the Company is Manulife, a Canadian mutual life insurance company based in Toronto, Canada. Prior to January 1, 1996, Manulife North America was a wholly owned subsidiary of NAL, a Canadian mutual life insurance company. On January 1, 1996 NAL and Manulife merged with the combined company retaining the Manulife name.



         Effective January 1, 1996, immediately following the merger of NAL and Manulife, Manulife North America experienced a corporate restructuring which resulted in the formation of a newly organized holding corporation, MWL. MWL holds all of the outstanding shares of Manulife North America and WLA. MWL is 62.5% owned by The Manufacturers Life Insurance Company (U.S.A.), 22.5% owned by MRL Holding, LLC and approximately 15% owned by the principals of WLA.

         Manufacturers Securities Services, LLC, the successor to NASL Financial Services, Inc. ("MSS"), a wholly-owned subsidiary of Manulife North America, acts as principal underwriter to the contracts issued by the Company, and is a duly appointed and licensed agent of the Company in the State of New York.


         Product Lines


         The Company issues fixed and variable annuity contracts, individual life insurance, and a group annuity products in the State of New York. Amounts invested in the fixed contracts and fixed portion of the variable insurance products are allocated to the General Account of the Company, or in the case of the contract described in this prospectus, to a non-unitized separate account of the Company. Amounts invested in the variable options of the contracts or policies are allocated to separate accounts of the Company. Assets of the separate accounts (other than the separate account described in this prospectus) are invested in shares of Manufacturers Investment Trust, formerly NASL Series Trust ("MIT"), a no-load, open end management investment company organized as a Massachusetts business trust, and, for separate accounts supporting the group annuity, in shares of externally managed mutual funds.


         Property and Office Location


         The Company's offices are located at Corporate Center, 555 Theodore Fremd Avenue, Rye, New York 10580 where the Company leases office space. The Company owns no real property which is used for business purposes.


MANAGEMENT DISCUSSION & ANALYSIS


         The following analysis of the results of operations and financial condition of the Company should be read in conjunction with the Financial Statements and the related Notes to Financial Statements.


         Overview


         The Company provides variable annuities, individual life insurance and group pension products in New York state. The Company became licensed to sell life insurance products in 1992 and commenced sales of annuity products in 1992. In 1997, the Company received approval to expand its product offerings to include individual life insurance products and group pension products. Amounts invested in variable contracts are allocated to the Separate Account of the Company. The assets of the Separate Accounts are invested in shares of MIT. Amounts invested in the fixed portion of the contracts and individual life insurance contract and group pension assets are invested in the Company's General Account and are backed by investment grade fixed income maturities.



         The Company's primary source of earnings from the annuity and life insurance product segment is generated from Separate Account fees assessed against policyholder account balances: mortality and expense risk charges, surrender charges and an annual administrative charge. A key factor in the Company's profitability is sustained growth in the underlying assets through market performance coupled with the ability to acquire and retain annuity and variable life deposits.


         Basis of Presentation

         During 1996, the Company adopted generally accepted accounting principles ("GAAP") in conformity with the requirements of the Financial Accounting Standards Board. Prior to 1996, the Company prepared its financial statements in conformity with statutory accounting practices prescribed or permitted by the Insurance Department of the State of New York which were considered GAAP for mutual life insurance companies and their direct and indirect subsidiaries. As discussed in Note 2 to the financial statements, the effect of the adoption of GAAP has been reflected retroactively and the previously issued 1995 financial statements have been restated for the change. A description of accounting policies can be found in Note 2 to the financial statements.

Review of operating results



   Financial Summary                       March 31,       March 31,      December 31,     December 31,    December 31,
   (In '000's)                                1998            1997            1997            1996            1995
                                            --------        --------        --------        --------        --------
   Fees from separate account and
     policyholder funds                     $  2,299        $  1,394        $  7,396        $  4,762        $  3,139
   Net investment income                       2,259           1,479           6,716           5,224           4,768
   Net realized investment gains                  77             137             769              89             466
                                            --------        --------        --------        --------        --------
   Total Revenues                              4,635           3,010          14,881          10,075           8,373
                                            --------        --------        --------        --------        --------

   Benefits to policyholders                   1,273           1,087           4,747           4,189           4,734
   Amortization of deferred policy
     acquisition costs                           193             671           3,393           2,319           1,162
   Other insurance expenses                    1,437             611           5,845           1,192           1,193
                                            --------        --------        --------        --------        --------
   Total Benefits and Expenses                 2,903           2,369          13,985           7,700           7,089
                                            --------        --------        --------        --------        --------
   Income before provision for
     income taxes                              1,732             641             896           2,375           1,284
   Provision for income taxes                    606             225             310             833             451
   Net income                               $  1,126        $    416        $    586        $  1,542        $    833
                                            --------        --------        --------        --------        --------
   General Account Assets                    170,040         115,699         171,975         113,626         103,908
   Separate Account Assets                   687,458         391,927         597,193         361,310         216,808
                                            --------        --------        --------        --------        --------
   Total Assets                             $857,498        $507,626        $769,168        $474,936        $320,716
                                            --------        --------        --------        --------        --------
   General Account Liabilities                91,279          86,981        $ 94,213        $ 84,857        $ 88,696
   Separate Account Liabilities              687,458         391,927         597,193         361,310         216,808
                                            --------        --------        --------        --------        --------
   Shareholder's Equity                     $ 78,761        $ 28,718        $ 77,762        $ 28,769        $ 15,212
                                            --------        --------        --------        --------        --------



         March 31, 1998 Compared to March 31, 1997




         The Company recorded net income of $1.1 million in March 1998 versus net income of $0.4 million in March 1997, an increase of $0.7 million or 175%. Revenues grew by 54% to $4.6 million as a result of fee income earned on additional Separate Account assets and higher investment income from higher General Account assets. This growth is attributed to consistent sales of $36.1 million for 1998 compared to 1997 sales of $38.3 million, strong equity market performance since the middle of 1997 and favorable contract persistency. Total fees generated by Separate Accounts and policyholder funds increased by $0.9 million or 64% in 1998. Net investment income grew by $0.8 million or 53% due to fixed account sales and a $47.7 million capital infusion received in the fourth quarter of 1997 to support expanded operations in New York.



         The Company incurred total benefits and expenses in 1998 of $2.9 million, an increase of $0.5 million, or 21% compared to 1997. The additional expenses reflect an increase in non-capitalized acquisition expenses and other costs associated with growth in the Company's business, and additional operating expenses associated with expanding the Company's operations in New York.



         1997 Compared to 1996



         The Company recorded net income of $0.6 million in 1997 versus net income of $1.5 million in 1996, a decrease of $0.9 million. The Company however, recorded an increase in revenues as a result of fee income earned on additional Separate Account assets and higher investment income from higher General Account assets. Separate Account assets grew by 65% while total assets increased by 62% during 1997. This growth is attributed to record sales of $190.7 million for 1997 compared to 1996 sales of $116.7 million, strong equity market performance during 1997 and favorable contract persistency. The record sales for 1997 were attributable to the Company's implementation of the Efficient Frontier Investment model in early 1997 and the addition of competitively performing funds, including additional investment options. The latter includes five Lifestyle funds which offer the buyer the opportunity to invest in a pre-determined "fund of funds". Total fees generated by Separate Accounts and policyholder funds increased by $2.6 million or 55% in 1997. Net investment income grew by $1.5 million or 29% due to higher fixed account sales and a $47.7 million capital infusion received in the fourth quarter of 1997 to support expanded operations in New York.



         The Company incurred total benefits and expenses in 1997 of $14.0 million and $7.7 million in 1996, an increase of $6.3 million, or 82% compared to 1996. The additional expenses reflect an increase in non-capitalized acquisition expenses and other costs associated with growth in the Company's business, and additional operating expenses associated with expanding the Company's operations in New York. The increase in expense levels had a direct impact on the lower net income for 1997.

         1996 Compared to 1995


         The Company recorded net income of $1.5 million in 1996 versus net income of $0.8 million in 1995, an increase of $0.7 million or 88%. The increase in revenues was a result of fee income earned on additional Separate Account assets and higher investment income from higher General Account assets. Separate Account assets grew by 67% during 1996, while total assets grew by 48%. This growth was due to strong equity market performance and favorable contract persistency. Net transfers from the General Account to the Separate Account of approximately $20.0 million during 1996 versus $(0.4) million during 1995 also contributed to the increased asset levels. Sales for 1996 were $116.4 million compared to $89.1 million for 1995. The Company's relatively flat sales and reduced market share during 1996 were primarily a result of relatively poor investment performance in the underlying funds within MIT and the impact of more competitive product features and pricing offered by the competition. Total fees generated by Separate Accounts and policyholder funds increased by $1.6 million or 52% in 1996. Net investment income increased by approximately 10% related to higher General Account assets during 1996. The increased assets were primarily a result of higher sales volumes. Net realized investment gains decreased between 1996 and 1995 by $0.4 million as a result of lower investment sales.



         Benefits and expenses were $7.7 million in 1996 and $7.1 million in 1995. The increase is primarily attributed to higher amortization of Deferred Policy Acquisition Costs (DPAC) during 1996. The increase in overall expenses was partially offset by a decrease in benefits to policyholders due to the increase in net transfer from the fixed account to the Separate Account. The increased transfers resulted in lower policyholder account balances during the year which resulted in lower interest credited to their policies.



Financial position




Assets
(In '000's)                              March 31,     December 31,    December 31,
                                            1998           1997             1996
                                          -------        --------        --------
Invested assets                          $136,009        $139,547        $ 87,634
Deferred policy acquisition costs          30,647          28,364          20,208
Separate account assets                   687,458         597,193         361,310
Other assets                                3,384           4,064           5,784
                                          -------        --------        --------
Total Assets                              857,498        $769,168        $474,936
                                          -------        --------        --------



Fixed maturities by investment grade     March 31,                    December 31,                December 31,
 (In '000's)                               1998                          1997                         1996
                                 -----------------------       ----------------------        ----------------------
AAA                              $ 15,553         13.0%        $ 17,957         13.9%        $ 10,016         12.0%
AA                                 14,477         12.1%          12,398          9.6%           5,843          7.0%
A                                  76,571         64.0%          83,813         64.9%          59,261         71.0%

BBB                                13,041         10.9%          14,982         11.6%           8,346           10%
                                 --------         ----         --------         ----         --------          ---
   Total Fixed Maturities        $119,642          100%        $129,150          100%        $ 83,466          100%
                                 --------          ----        --------         ----         --------          ---



         March 31, 1998 Compared to December 31, 1997


         Total assets increased from $769 million at December 31, 1997 to $857 million at March 31, 1998, an increase of $88 million or 11%. Separate Account assets increased by 15% for the three months ended March 31, 1998 compared to the same period in 1997 and represent 80% of total assets as the Company continues to focus on its variable option insurance products. Fixed maturity and short-term investments decreased slightly by 3% during 1998. The Company continues to own high quality investment grade fixed maturity investments to support its General Account. The Company's deferred policy acquisition costs
(DPAC) asset grew by 8% as the Company experienced consistent sales volumes, during first quarter 1998 and first quarter 1997, and deferred the related costs, net of current amortization, associated with the sales.


         December 31, 1997 Compared to December 31, 1996


         Total assets increased from $475 million at December 31, 1996 to $769 million at December 31, 1997, an increase of $294 million or 62%. Separate Account assets increased by 65% in 1997 compared to 1996 and represent 78% of total assets as the Company continues to focus on its variable option insurance products. Fixed maturity and short-term investments increased by 59% during 1997. This increase is a result of a $47.7 million capital infusion in the fourth quarter of 1997 to support expansion of MNY's operations to include individual life insurance and pension products in the State of New York. The Company continues to own high quality investment grade fixed maturity investments to support its General Account. The Company's DPAC asset grew by 40% as the Company experienced record sales volumes during 1997 and deferred the related costs, net of current amortization, associated with the sales.



Liabilities
(In '000's)                                                March 31, 1998       December 31, 1997     December 31, 1996
                                                            ------------           ------------          ------------

Separate account liabilities                                $    687,458           $    597,193          $    361,310
Other  liabilities                                                91,279                 94,213                84,857
                                                            ------------           ------------          ------------
Total Liabilities                                           $    778,737           $    691,406          $    446,167


         March 31, 1998 Compared to December 31, 1997 and December 31, 1997 Compared to December 31, 1996


Total liabilities have increased proportionately with the growth in the related assets, primarily in the Company's Separate Accounts.


Shareholder's Equity
(In '000's )                                               March 31, 1998       December 31, 1997        December 31, 1996
                                                             -----------           -----------              -----------
Common stock                                                 $     2,000            $    2,000               $    2,000
Additional paid-in capital                                        72,531                72,531                   24,800
Unrealized appreciation on securities
   available-for sale                                                969                 1,095                      419
Retained earnings                                                  3,261                 2,136                    1,550
                                                             -----------           -----------              -----------
   Total Shareholder's Equity                                $    78,761           $    77,762              $    28,769
                                                             -----------           -----------              -----------


         March 31, 1998 Compared to December 31, 1997

         The growth in retained earnings is due to net income from operations of $1.1 million during the first quarter of 1998.

         December 31, 1997 Compared to December 31, 1996



         The Company received $47.7 million of additional capital to support expansion of its operations. The growth in retained earnings is due to net income from operations of $0.6 million during 1997. In addition, shareholders equity increased $0.6 million due to higher market values associated with invested assets at December 31, 1997.



         Asset/liability management



         The Company has established a target portfolio mix which takes into account the risk attributes of the liabilities supported by the assets, expectations of market performance, and a generally conservative investment philosophy. Preservation of capital and maintenance of income flows are key objectives.



         Liquidity and capital resources


         The General Account liabilities consist of policyholder funds whose liquidity requirements do not fluctuate significantly from one year to the next. The majority of the Company's cash flows arise from policyholder transactions related to the Separate Account for which the assets and liabilities of these products are exactly matched.


         The Company maintains a prudent amount invested in cash and short term investments. At the end of 1997, this amounted to $11.4 million or 8% of total investments compared to $ 8.1 million in 1996 or 9%. In addition, the Company's liquidity is managed by maintaining an easily marketable portfolio of fixed maturity securities. Because of the excess expense over income which arises from the cost of new policy issues, the continued success in generating sales will not only result in losses in the results from operations, but will create a cash flow strain as well. As a result, the Company looks to its parent MNA, for the necessary capital to support its operations. In 1997 and 1996, the Company received $47.7 million and $13.3 million, respectively, to support the growth of the Company and enable the Company to expand operations in New York by increasing the product lines offered to our customers.

         Investments

         The Company's assets must be invested in accordance with requirements of applicable state law and regulations regarding the nature and quality of investments that may be made by insurance companies and the percentage of its assets that may be held in certain types of investments. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

         Competition

         The Company is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities marketing annuity products. There are over 2,100 stock, mutual and other types of insurers in the life insurance business in the United States, a significant number of which are substantially larger than the Company. As of December 31, 1997, the Company had nine employees.

         Government Regulation


         The Company is subject to the laws of the State of New York governing insurance companies and to the regulation of the New York Insurance Department. Regulation by an insurance department includes periodic examination to determine the Company's contract liabilities and reserves so that the insurance department may verify that these items are correct. Regulation by supervisory agencies includes licensing to transact business, overseeing trade practices, licensing agents, approving policy forms, establishing reserve requirements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulation of the type and amounts of investments permitted. The Company's books and accounts are subject to review by the insurance department and other supervisory agencies at all times, and the Company files annual statements with these agencies. A full examination of the Company's operations is conducted periodically by the New York Insurance Department.


         Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed (up to prescribed limits) for policyholder losses incurred by insolvent companies. The amount of any future assessments on the Company under these laws cannot be reasonably estimated. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

         Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Federal legislation that removed barriers preventing banks from engaging in the insurance business or that changed the Federal income tax treatment of insurance companies, insurance company products, or employee benefit plans could significantly affect the insurance business.

         Capital requirements and solvency protection


         In order to enhance the regulation of insurer solvency, the National Association of Insurance Commissioners enforces minimum Risk Based Capital ("RBC") requirements. The requirements are designed to monitor capital adequacy and to raise the level of protection that statutory surplus provides for policyholders. The RBC model law requires that life insurance companies report on a formula-based RBC standard which is calculated by applying factors to various asset, premium and reserve items. The formula takes into account risk characteristics of the life insurer, including asset risk, insurance risk, interest risk and business risk. If an insurer's ratio falls below certain thresholds, regulators will be authorized, and in some circumstance required, to take regulatory action.


         The Company's policy is to maintain capital and surplus balances well in excess of the minimums required under government regulations in all jurisdictions in which the Company does business.


         Impact of year 2000



         Preparing computer systems to deal with the Year 2000 risk has become a major issue for businesses throughout the world. Within the Manulife group, a group-wide program has been underway since 1996 to make all critical systems compliant by the end of 1998 and other systems compliant by the end of 1999. Included in this program are all systems applicable to and shared by the Company with Manulife. Based on a detailed assessment, Manulife determined that a portion of its software needs to be modified or replaced so that its computer systems will function properly into the Year 2000 and beyond. Like most companies, the Year 2000 issue represents a significant challenge for Manulife and extensive resources have been dedicated to modifying existing software and to converting to new software. However, there can be no assurances that Manulife's systems, nor those of other companies on which Manulife relies, will be fully converted on a timely basis and therefore that all adverse effect on the Company due to the Year 2000 risk will be avoided. Manulife is presently consulting with vendors, customers, subsidiaries, third-parties and other businesses with which it deals to ensure that no material aspect of its, or the Company's operations will be hindered by the Year 2000 risk.



         The costs of the project and the date on which Manulife plans to complete the modifications are based on management's best estimates and are subject to some uncertainty. Manulife is using both internal and external resources to reprogram, or replace, and test the software for Year 2000 modifications. The total cost of this program to Manulife is estimated to be $64 million, comprised of $55 million for specifically budgeted programs and $9 million for general contingencies. Manulife has incurred $15 million as at December 31, 1997 of which the Company will receive an allocation due to its shared systems. The costs allocated are not expected to have a material effect on the net operating income of the Company.

SELECTED FINANCIAL DATA



                                        Quarter
                                          Ended
                                       March 31                  For the Years Ended December 31
                                     --------------------------------------------------------------------------------
                                           1998           1997           1996         1995        1994*         1993*
                                           ----           ----           ----         ----        -----         -----
                                                                             (in thousands)

Total Revenues                       $    4,635     $   14,881     $   10,075      $   8,373

Net Income                                1,126            586          1,542            833

Total Separate Account Assets           687,458        597,193        361,310        216,808

Total Assets                            857,498        769,168        474,936        320,716

Shareholder's Equity                     78,761         77,762         28,769         15,212




* Selected financial data under generally accepted accounting principles is not available for the 1994 and 1993 fiscal year. See Management's Discussion and Analysis and Notes to the Financial Statements for additional information.


OFFICERS AND DIRECTORS OF THE COMPANY

         The following table presents certain information regarding the Directors and executive officers of the Company including their age and principal occupations, which, unless specific dates are shown, are of more than five years duration.

Name                          Position with the      Principal Occupation
                              Company

Bruce Avedon                  Director*              Director, Manulife New York, March 1992 to
Age: 68                                              present; Consultant (self-employed) September
                                                     1983 to present.

John D. DesPrez III           Director*              Director, WLA, October 1996 to present;
Age: 41                                              Director and President of the Manulife North
                                                     America, September 1996 to present;
                                                     President, MIT September 1996 to present;
                                                     Senior Vice President, U.S. Annuities,
                                                     Manulife, September 1996 to present; Vice
                                                     President, Mutual Funds, Manulife, January,
                                                     1995 to September 1996; Director, MWL,
                                                     December 1995 to present; Director, Wood
                                                     Logan Distributors, March 1993 to present;
                                                     President, North American Funds, March 1993
                                                     to September 1996; Director, Manulife New
                                                     York March 1992 to present; Vice President,
                                                     Secretary and General Counsel, Manulife
                                                     North America, January 1991 to June 1994.

Ruth Ann Flemming             Director*              Director, Manulife New York, March 1992 to
Age: 39                                              present; Homemaker.

Bruce Gordon                  Director*              Vice President, Pensions, Manulife, 1990 to
Age: 53                                              present; Director, Man America, May 1996 to
                                                     present; Director, Manulife New York, January
                                                     1996 to present; Director, MWL, December 1995
                                                     to present; Vice President, Individual Insurance,
                                                     Manulife, 1989 - 1990.

Tracy A. Kane                 Secretary and          Assistant Vice President and Counsel, Manulife North

Name                          Position with the      Principal Occupation
                              Company
Age: 35                       Counsel                America, April 1993 to present; Secretary and
                                                     Counsel, Manulife New York, May 1994 to
                                                     present; Counsel, Fidelity Investments, prior
                                                     to April 1993.

Name                          Position with the      Principal Occupation
                              Company

Theodore F. Kilkuskie         Director*              Director, Manulife New York, November 1997
Age: 42                                              to present; Vice President, U.S. Individual
                                                     Insurance Man America, August 1997 to
                                                     present; Director, Man America, May 1996 to
                                                     present; Director, MWL, April 1996 to
                                                     present; Vice President, U.S. Individual
                                                     Insurance, Manulife, June 1995 to present;
                                                     Executive Vice President, Mutual Fund Sales
                                                     & Marketing, State Street Research &
                                                     Management, March 1994 to May 1995; Vice
                                                     President, Mutual Fund Sales & Marketing,
                                                     MetLife, prior to March 1994.

David W. Libbey               Treasurer              Vice President, Treasurer and Chief
Age: 50                                              Financial Officer, Manulife North America,
                                                     December 1997 to present; Treasurer,
                                                     Manulife New York, November 1997 to present;
                                                     Vice President, Finance, Manulife North
                                                     America, June 1997 to December 1997; Vice
                                                     President, Finance, Annuities, Manulife,
                                                     June 1997 to present; Vice President &
                                                     Actuary, Paul Revere Insurance Group June
                                                     1970 to March 1997.

Neil M. Merkl, Esq.           Director*              Director, Manulife New York, December 1995 to
Age: 66                                              present; Attorney (self-employed), April 1994
                                                     to present; Attorney, Wilson Elser, 1979 to 1994.

Robert C. Perez, Ph.D.        Director*              Director, Manulife New York, March 1992 to
Age: 70                                              present; Associate Professor, Iona College,
                                                     Hagen Business School, 1982 to present.

John Richardson               Director and           Chairman of the Board, MWL, April 1997 to
Age: 60                       Chairman of the        present; Director and Chairman of the Board
                              Board                  Manulife North America, March 1997 to
                                                     present; of Directors* Director and Chairman
                                                     of the Board, Manulife New York, November
                                                     1996 to present; Director, MWL, December
                                                     1995 to present; Director and Chairman of
                                                     the Board, Man America, January 1995 to
                                                     present; Senior Vice President and General
                                                     Manager, U.S. Operations, Manulife, January
                                                     1995 to present; Senior Vice President and
                                                     General Manager, Canadian Operations,
                                                     Manulife, June 1992 to January 1995.

James K. Robinson             Director*              Director, Manulife New York, March 1992 to
Age: 70                                              present; Attorney and Assistant Secretary,
                                                     Eastman Kodak Company, 1958 to present.

A. Scott Logan                Director* and          Director and President, Manulife New York,
Age: 59                       President              February 1998 to present; Director, MWL,
                                                     December 1995 to present; Director and
                                                     President, WLA, August 1986 to present;
                                                     Director, Wood Logan Distributors July 1990
                                                     to present.

John G. Vrysen                Vice President and     Vice President and Chief Financial Officer,
Age: 42                       Chief Actuary          U.S. Operations, Manulife, January 1996 to
                                                     present; Chief Financial Officer and
                                                     Treasurer, MWL, April 1997 to present;
                                                     Director, MWL, December 1995 to present;
                                                     Appointed Actuary, Man America, May 1996 to
                                                     present; Vice President and Chief, Manulife
                                                     North America, January 1986 to present.

*Each Director is elected to serve until the next annual meeting of shareholders or until his or her successor is elected and qualified.

EXECUTIVE COMPENSATION


         The Company's executive officers may also serve as officers of one or more of the Company's affiliates including Manulife North America and Manulife and its affiliates. Allocations have been made as to such officers' time devoted to duties as executive officers of the Company. No executive officer had allocated cash compensation in excess of $100,000. The Company's Chief Executive Officer did not have any allocated compensation paid or awarded to or earned by him for services provided to the Company since he provided services to the Company pursuant to a service agreement between the Company and Manulife. Certain other officers of the Company also provide services to the Company pursuant to this service agreement.






         No executive officer of either the Company or Manulife North America participates in the formulation of his or her compensation. The compensation of executive officers is determined by the individual to whom the officer reports and is approved by Manulife.




         In addition to cash compensation, all officers of the Company and Manulife North America are entitled to a standard benefit package including medical, dental, pension, basic and dependent life insurance, defined contribution plan and long- and short-term disability coverage. There are no other benefit packages which currently enhance overall compensation by more than 10%.


         Directors of the Company, who are also officers or employees of the Company or its affiliates, receive no compensation in addition to their compensation as officers or employees of the Company or its affiliates. Directors of the Company who are not officers and employees of the Company or its affiliates receive the following compensation: $5,000 annual retainer, paid quarterly, $1,000 per meeting attended in person, and $200 per meeting attended by telephone. The Chief Executive Officer of the Company is a minority owner of MWL which is an affiliated company of Manulife New York.



THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT G





         The Company established The Manufacturers Life Insurance Company Separate Account G, formerly FNAL Fixed Separate Account, (the "Fixed Account") in 1997 as a separate account under the laws of the State of New York. The Fixed Account holds assets that are segregated from all of the Company's other assets. The Fixed Account is currently used only to support the obligations under the contracts offered by this prospectus. These obligations are based on interest rates credited to the contracts and do not depend on the investment performance of the Fixed Account. Any gain or loss in the Fixed Account accrues solely to the Company and the Company assumes any risk associated with the possibility that the value of the assets in the Fixed Account might fall below the reserves and other liabilities that must be maintained. Should the value of the assets in the Fixed Account fall below reserve and other liabilities, the Company will transfer assets from its General Account to the Fixed Account to make up the shortfall. The Company reserves the right to transfer to its General Account any assets of the Fixed Account in excess of such reserves and other liabilities and to maintain assets in the Fixed Account which support any number of annuities which the Company offers or may offer. The assets of the Fixed Account are not insulated from the claims of the Company's creditors and may be charged with liabilities which arise from other business conducted by the Company. Thus the Company may, at its discretion if permitted by applicable state law, transfer existing Fixed Account assets to, or place future Fixed Account allocations in, it General Account for purposes of administration.



         The assets of the Fixed Account will be invested in those assets chosen by the Company and permitted by applicable New York State laws for separate account investment.


DISTRIBUTION OF THE CONTRACT


         MSS, 73 Tremont Avenue, Boston, Massachusetts 02108, a wholly-owned subsidiary of Manulife North America, the parent of the Company, is the principal underwriter of the contracts in addition to providing advisory services to Manufacturers Investment Trust. MSS is a broker-dealer registered under the 1934 Act and a member of the National Association of Securities Dealers, Inc. ("NASD"), and a duly appointed and licensed agent of the Company in New York state.



         Sales of the contracts will be made by registered representatives of broker-dealers authorized by MSS to sell them. Such registered representatives will also be licensed insurance agents of the Company. MSS will pay distribution compensation to selling brokers in varying amounts which under normal circumstances are not expected to exceed 1% of purchase payments plus 0.80% of the contract value per year commencing one year after each initial purchase payment. MSS may from time to time pay additional compensation pursuant to promotional contests. Additionally, MSS will be providing marketing support for the distribution of the contracts.



CONFIRMATION STATEMENTS



         Owners will be sent confirmation statements for certain transactions in their account. Owners should carefully review these statements to verify their accuracy. Any mistakes should immediately be reported to the Company's Annuity Service Office. If the owner fails to notify the Company's Annuity Service Office of any mistake within 60 days of the mailing of the confirmation statement, the owner will be deemed to have ratified the transaction.


LEGAL PROCEEDINGS

         There are no material pending legal proceedings, other than ordinary routine litigation, to which the Company is a party or to which any of its property is subject and, to the best knowledge of the Company, no such proceedings are contemplated by any governmental authority.

LEGAL MATTERS


         All matters of applicable state law pertaining to the contract, including the Company's right to issue the contract thereunder, have been passed upon by Tracy A. Kane, Esq., Secretary and Counsel of the Company.



INDEPENDENT AUDITORS



         The financial statements of the Company at December 31, 1997 and 1996 and for the years then ended appearing in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



         The consolidated statements of income, changes in shareholder's equity and cash flows of the Company for the year ended December 31, 1995, appearing in this Registration Statement have been included elsewhere herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.


NOTICES AND REPORTS TO CONTRACT OWNERS

         At least once each contract year, the Company will send to contract owners a statement showing the contract value of the contract as of the date of the statement. The statement will also show premium payments and any other information required by any applicable law or regulation.

CONTRACT OWNER INQUIRIES


         All contract owner inquiries should be directed to the Company's Annuity Service Office at Corporate Center, 555 Theodore Fremd Avenue, Rye, New York 10580

                               FEDERAL TAX MATTERS


INTRODUCTION

         The following discussion of the federal income tax treatment of the Contracts is not exhaustive, does not purport to cover all situations, and is not intended as tax advice. The federal income tax treatment of the Contracts is unclear in certain circumstances, and a qualified tax adviser should always be consulted with regard to the application of law to individual circumstances. This discussion is based on the Code, Treasury Department regulations, and interpretations existing on the date of this Prospectus. These authorities, however, are subject to change by Congress, the Treasury Department, and judicial decisions.


         This discussion does not address state or local tax consequences associated with the purchase of the Contracts. In addition, THE COMPANY MAKES NO GUARANTEE REGARDING ANY TAX TREATMENT, FEDERAL, STATE OR LOCAL, OF ANY CONTRACT OR OF ANY TRANSACTION INVOLVING A CONTRACT.

THE COMPANY'S TAX STATUS

         The Company is taxed as a life insurance company under the Code. The assets in the separate account will be owned by the Company, and the income derived from such assets will be includible in the Company's income for federal income tax purposes.

TAXATION OF ANNUITIES IN GENERAL

         Tax Deferral During Accumulation Period

         Under existing provisions of the Code, except as described below, any increase in an owner's contract value is generally not taxable to the owner or annuitant until received, either in the form of annuity payments as contemplated by the Contracts, or in some other form of distribution. However, this rule applies only if the owner is an individual.


         As a general rule, deferred annuity contracts held by "non-natural persons," such as a corporation, trust or other similar entity, as opposed to a natural person, are not treated as annuity contracts for federal income tax purposes. The income on such contracts (as defined in the tax law) is taxed as ordinary income that is received or accrued by the owner during the taxable year. There are several exceptions to this general rule for non-natural contract owners. First, annuity contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the contract as an agent for a natural person. However, this exception will not apply in the case of any employer which is the nominal owner of an annuity contract under a non-qualified deferred compensation arrangement for its employees.


         Other exceptions to the general rule for non-natural contract owners will apply with respect to (1) annuity contracts acquired by an estate of a decedent by reason of the death of the decedent, (2) certain annuity contracts issued in connection with various qualified retirement plans, (3) annuity contracts purchased by employers upon the termination of certain qualified retirement plans, (4) certain annuity contracts used in connection with structured settlement agreements, and (5) annuity contracts purchased with a single premium when the annuity starting date is no later than a year from purchase of the annuity and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.


         In addition to the foregoing, if the Contract's maturity date occurs, or is scheduled to occur, at a time when the annuitant is at an advanced age, such as over age 85, it is possible that the owner will be taxable currently on the annual increase in the contract value.


         The remainder of this discussion assumes that the contract will constitute an annuity for federal tax purposes.

         Taxation of Partial and Total Withdrawals

         In the case of a partial withdrawal, amounts received generally are includible in income to the extent the owner's contract value before the withdrawal exceeds his or her "investment in the contract." In the case of a total withdrawal, amounts received are includible in income to the extent they exceed the "investment in the contract."

For these purposes the investment in the contract at any time equals the total of the purchase payments made under the Contract to that time (to the extent such payments were neither deductible when made nor excludable from income as, for example, in the case of certain employer contributions to Qualified Plans) less any amounts previously received from the Contract which were not included in income.


         Other than in the case of Contracts issued in connection with certain Qualified Plans (which generally cannot be assigned or pledged), any assignment or pledge (or agreement to assign or pledge) any portion of the contract value is treated as a withdrawal of such amount or portion. The investment in the contract is increased by the amount includible in income with respect to such assignment or pledge, though it is not affected by any other aspect of the assignment or pledge (including its release). If an owner transfers his or her interest in a Contract without adequate consideration to a person other than the owner's spouse (or to a former spouse incident to divorce), the owner will be taxed on the difference between his or her contract value and the investment in the contract at the time of transfer. In such case, the transferee's investment in the contract will be increased to reflect the increase in the transferor's income.


         There is some uncertainty regarding the treatment of the market value adjustment for purposes of determining the amount includible in income as a result of any partial withdrawal or transfer without adequate consideration. Congress has given the Internal Revenue Service ("IRS") regulatory authority to address this uncertainty. However, as of the date of this Prospectus, the IRS has not issued any regulations addressing these determinations.

         Taxation of Annuity Payments


                  Normally, the portion of each annuity payment taxable as ordinary income is equal to the excess of the payment over the exclusion amount. The exclusion amount is the amount determined by multiplying (1) the payment by
(2) the ratio of the investment in the contract, adjusted for any period certain or refund feature, to the total expected value of annuity payments for the term of the Contract (determined under Treasury Department regulations). A simplified method of determining the taxable portion of annuity payments applies to Contracts issued in connection with certain Qualified Plans other than IRAs.


         Once the total amount of the investment in the contract is excluded using this ratio, annuity payments will be fully taxable. If annuity payments cease because of the death of the annuitant and before the total amount of the investment in the contract is recovered, the unrecovered amount generally will be allowed as a deduction to the annuitant in his last taxable year.

         There may be special income tax issues present in situations where the owner and the annuitant are not the same person or are not married. A tax advisor should be consulted in those situations.

         Taxation of Death Benefit Proceeds


         Amounts may be distributed from a contract because of the death of an owner or the annuitant. Prior to the maturity date, such death benefit proceeds are includible in income as follows: (1) if distributed in a lump sum, they are taxed in the same manner as a full withdrawal, as described above, or (2) if distributed under an annuity option, they are taxed in the same manner as annuity payments, as described above. After the maturity date, where a guaranteed period exists under an annuity option and the annuitant dies before the end of that period, payments made to the beneficiary for the remainder of that period are includible in income as follows: (1) if received in a lump sum, they are includible in income to the extent that they exceed the unrecovered investment in the contract at that time, or (2) if distributed in accordance with the existing annuity option selected, they are fully excludable from income until the remaining investment in the contract is deemed to be recovered, and all annuity payments thereafter are fully includible in income.


         Penalty Tax on Premature Distributions


         Where a Contract has not been issued in connection with a Qualified Plan, there generally is a 10% penalty tax on the taxable amount of any payment from the Contract unless the payment is: (a) received on or after the owner reaches age 59-1/2; (b) attributable to the owner becoming disabled (as defined in the tax law); (c) made on or after the death of the owner or, if the owner is not an individual, on or after the death of the primary annuitant (as defined in the tax law); (d) made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the annuitant or the joint lives (or joint life expectancies) of the annuitant and a "designated beneficiary" (as defined in the tax law), or (e) made under a Contract purchased with a single premium when the maturity date is no later than a year from purchase of the Contract and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.

         Aggregation of Contracts

         In certain circumstances, the IRS may determine the amount of an annuity payment or a withdrawal from a Contract that is includible in income by combining some or all of the annuity contracts owned by an individual which are not issued in connection with a Qualified Plan. For example, if a person purchases a Contract offered by this Prospectus and also purchases at approximately the same time an immediate annuity, the Service may treat the two contracts as one contract.

         In addition, if a person purchases two or more deferred annuity contracts from the same insurance company (or its affiliates) during any calendar year, all such contracts will be treated as one contract for purposes of determining whether any payment not received as an annuity (including withdrawals prior to the maturity date) is includible in income. Thus, if during a calendar year a person buys two or more of the Contracts offered by this Prospectus (which might be done, for example, in order to invest amounts in different guarantee periods), all of such Contracts would be treated as one Contract in determining whether withdrawals from any of such Contracts are includible in income.

         The effects of such aggregation are not clear and depend on the circumstances. However, aggregation could affect the amount of a withdrawal that is taxable and the amount that might be subject to the 10% penalty tax described above.


         Loss of Interest Deduction Where Contracts are Held by or for the Benefit of Certain Non-Natural Persons



                  In the case of Contracts issued after June 8, 1997 to a non-natural taxpayer (such as a corporation or a trust) or held for the benefit of such an entity, recent changes in the tax law may result in otherwise deductible interest no longer being deductible by the entity, regardless of whether the interest relates to debt used to purchase or carry the Contract. However, this interest deduction disallowance does not affect Contracts where the income on such Contracts is treated as ordinary income that is received or accrued by the owner during the taxable year. Entities that are considering purchasing the Contract, or entities that will be beneficiaries under a Contract, should consult a tax advisor.


QUALIFIED RETIREMENT PLANS

         In General


                  The Contracts are also designed for use in connection with certain types of qualified retirement plans which receive favorable treatment under the Code. Numerous special tax rules apply to participants in such Qualified Plans and to Contracts used in connection with such Qualified Plans. Therefore, no attempt is made in this Prospectus to provide more than general information about the use of the Contact with the various types of Qualified Plans.

         The tax rules applicable to qualified plans vary according to the type of plan and the terms and conditions of the plan itself. For example, for both withdrawals and annuity payments under certain qualified contracts, there may be no "investment in the contract" and the total amount received may be taxable. Also, loans from Qualified Contracts where allowed, are subject to a variety of limitations, including restrictions as to the amount that may be borrowed, the duration of the loan, and the manner in which the loan must be repaid. (Owners should always consult their tax advisors and retirement plan fiduciaries prior to exercising their loan privileges.) Both the amount of the contribution that may be made, and the tax deduction or exclusion that the owner may claim for such contribution, are limited under qualified plans. Those who are considering purchase of a contract for use in connection with a qualified retirement plan should consider, in evaluating the suitability of the contract, that the contract allows only a single premium purchase payment in an amount of at least $5,000. If this Contract is used in connection with a Qualified Plan, the owner and annuitant must be the same individual. If a co-annuitant is named, all distributions made while the annuitant is alive must be made to the annuitant. Also, if a co-annuitant is named who is not the annuitant's spouse, the annuity options which are available may be limited, depending on the difference in ages between the annuitant and co-annuitant. Furthermore, the length of any guarantee period may be limited in some circumstances to satisfy certain minimum distribution requirements under the Code.




                  In addition, special rules apply to the time at which distributions must commence and the form in which the distributions must be paid. For example, failure to comply with minimum distribution requirements applicable to Qualified Plans will result in the imposition of an excise tax. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the Qualified Plan. In the case of IRAs (other than Roth IRAs), distributions of minimum amounts (as specified in the tax law) must generally commence by April 1 of the calendar year following the calendar year in which the owner attains age 70-1/2. In the case of certain other Qualified Plans, distributions of such minimum amounts generally must commence by the later of this date or April 1 of the calendar year following the calendar year in which the employee retires.



                  There is also a 10% penalty tax on the taxable amount of any payment from certain qualified contracts. (The amount of the penalty tax is 25% of the taxable amount of any payment received from a "SIMPLE retirement account" during the 2 year period beginning on the date the individual first participated in any qualified salary reduction agreement (as defined in the tax law) maintained by the individual's employer.) There are exceptions to this penalty tax which vary depending on the type of qualified plan. In the case of an "Individual Retirement Annuity" or an IRA, including a "SIMPLE IRA," exceptions provide that the penalty tax does not apply to a payment (a) received on or after the owner reaches age 59-1/2, (b) received on or after the owner's death or because of the owner's disability (as defined in the tax law), or (c) made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the owner or for the joint lives (or joint life expectancies) of the owner and designated beneficiary (as defined in the tax law). These exceptions, as well as certain others not described herein, generally apply to taxable distributions from other qualified plans (although, in the case of plans qualified under sections 401 and 403, exception "c" above for substantially equal periodic payments applies only if the owner has separated from service). In addition, the penalty tax does not apply to certain distributions from IRAs taken after December 31, 1997 which are used for qualified first time home purchases or for higher education expenses. Special conditions must be met to qualify for these two exceptions to the penalty tax. Owners wishing to take a distribution from an IRA for these purposes should consult their tax advisor.


         When issued in connection with a Qualified Plan, a Contract will be amended as generally necessary to conform to the requirements of the plan. However, owners, annuitants, and beneficiaries are cautioned that the rights of any person to any benefits under Qualified Plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract. In addition, the Company shall not be bound by terms and conditions of Qualified Plans to the extent such terms and conditions contradict the Contract, unless the Company consents.

         Qualified Plan Types

         Following are brief descriptions of various types of Qualified Plans in connection with which the Company may issue a Contract.

                  Individual Retirement Annuities. Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an IRA. IRAs are subject to limits on the amounts that may be contributed, the persons who may be eligible and on the time when distributions may commence. Also, distributions from certain Qualified Plans may be "rolled over" on a tax-deferred basis into an IRA. The Contract may not, however, be used in connection with an "Education IRA" under Section 530 of the Code.


         Simplified Employee Pensions (SEP-IRAs). Section 408(k) of the Code allows employers to establish simplified employee pension plans for their employees, using the employees' IRAs for such purposes, if certain criteria are met. Under these plans the employer may, within specified limits, make deductible contributions on behalf of the employees to IRAs. Employers intending to use the Contract in connection with such plans should seek competent advice.

         SIMPLE IRAs. Section 408(p) of the Code permits certain small employers to establish "SIMPLE retirement accounts," including SIMPLE IRAs, for their employees. Under SIMPLE IRAs, certain deductible contributions are made by both employees and employers. SIMPLE IRAs are subject to various requirements, including limits on the amounts that may be contributed, the persons who may be eligible, and the time when distributions may commence.


                  Roth IRAs. Recently enacted Section 408A of the Code permits eligible individuals to contribute to a type of IRA known as a "Roth IRA." Roth IRAs differ from other IRAs in several respects. Among the differences is that, although contributions to a Roth IRA are not deductible, "qualified distributions" from a Roth IRA will be excludable from income. Additionally, the eligibility and mandatory distribution requirements for Roth IRAs differ from non-Roth IRAs. Furthermore, a rollover may be made to a Roth IRA only if it is a "qualified rollover contribution." A "qualified rollover contribution" is a rollover contribution to a Roth IRA from another Roth IRA or from a non-Roth IRA, but only if such rollover contribution meets the rollover requirements for IRAs under section 408(d)(3) of the Code. In the case of a qualified rollover contribution or a transfer from a non-Roth IRA to a Roth IRA, any portion of the amount rolled over which would be includible in gross income were it not part of a qualified rollover contribution or a nontaxable transfer will be includible in gross income. However, the 10 percent penalty tax on premature distributions generally will not apply.


         All or part of amounts in a non-Roth IRA may be converted into a Roth IRA. Such a conversion can be made without taking an actual distribution from the IRA. For example, an individual may make a conversion by notifying the IRA issuer or trustee, whichever is applicable. The conversion of an IRA to a Roth IRA is a special type of qualified rollover distribution. Hence, the IRA participant must be eligible to make a qualified rollover distribution in order to convert an IRA to a Roth IRA. A conversion typically will result in the inclusion of some or all of the IRA value in gross income, as described above. Persons with adjusted gross incomes in excess of $100,000 or who are married and file a separate return are not eligible to make a qualified rollover contribution or a transfer in a taxable year from a non-Roth IRA to a Roth IRA.


         Any "qualified distribution" from a Roth IRA is excludable from gross income. A "qualified distribution" is a payment or distribution which satisfies two requirements. First, the payment or distribution must be (a) made after the Owner attains age 59-1/2, (b) made after the Owner's death, (c) attributable to the Owner being disabled, or (d) a qualified first-time homebuyer distribution within the meaning of section 72(t)(2)(F) of the Code. Second, the payment or distribution must be made in a taxable year that is at least five years after
(a) the first taxable year for which a contribution was made to any Roth IRA established for the Owner, or (b) in the case of a payment or distribution properly allocable to a qualified rollover contribution from a non-Roth IRA (or income allocable thereto), the taxable year in which the rollover contribution was made. A distribution from a Roth IRA which is not a qualified distribution is generally taxed in the same manner as a distribution from non-Roth IRAs. Distributions from a Roth IRA need not commence at age 70-1/2.


         Corporate and Self-Employed ("H.R. 10" and "Keogh") Pension and Profit-Sharing Plans. Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax-favored retirement plans for employees. The Self-Employed Individuals' Tax Retirement Act of 1962, as amended, commonly referred to as "H.R. 10" or "Keogh," permits self-employed individuals also to establish such tax-favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of the Contract in order to provide benefits under the plans. Employers intending to use the Contract in connection with such plans should seek competent advice.

         Tax-Sheltered Annuities. Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational and scientific organizations specified in Section 501(c)(3) of the Code to have their employers purchase annuity contracts for them and, subject to certain limitations, to exclude the amount of purchase payments from gross income for tax purposes. These annuity contracts are commonly referred to as "tax-sheltered annuities." Purchasers of the Contracts for such purposes should seek competent advice as to eligibility, limitations on permissible amounts of purchase payments and other tax consequences associated with the Contracts.

         Section 403(b) Policies contain restrictions on withdrawals of (i) contributions made pursuant to a salary reduction agreement in years beginning after December 31, 1988, (ii) earnings on those contributions, and (iii) earnings in such years on amounts held as of the last year beginning before January 1, 1989. These amounts can be paid only if the employee has reached age 59-1/2, separated from service, died, become disabled, or in the case of hardship. Amounts permitted to be distributed in the event of hardship are limited to actual contributions; earnings thereon cannot be distributed on account of hardship. (These limitations on withdrawals do not apply to the extent the Company is directed to transfer some or all of the contract value to the issuer of another tax-sheltered annuity or into a Section 403(b)(7) custodial account.)

         Direct Rollover Rules

         In the case of Contracts used in connection with a pension, profit-sharing, or annuity plan qualified under Sections 401(a) or 403(a) of the Code, or in the case of a Section 403(b) tax sheltered annuity, any "eligible rollover distribution" from the Contract will be subject to direct rollover and mandatory withholding requirements. An eligible rollover distribution generally is any taxable distribution from a qualified pension plan under Section 401(a) of the Code, qualified annuity plan under Section 403(a) of the Code, or Section 403(b) tax sheltered annuity or custodial account, excluding certain amounts (such as minimum distributions required under Section 401(a)(9) of the Code and distributions which are part of a "series of substantially equal periodic payments" made for life or a specified period of 10 years or more).

         Under these requirements, withholding at a rate of 20% will be imposed on any eligible rollover distribution. In addition, the participant in these qualified retirement plans cannot elect out of withholding with respect to an eligible rollover distribution. However, this 20% withholding will not apply if, instead of receiving the eligible rollover distribution, the participant elects to have amounts directly transferred to certain qualified retirement plans (such as to an Individual Retirement Annuity). Prior to receiving an eligible rollover distribution, a notice will be provided explaining generally the direct rollover and mandatory withholding requirements and how to avoid the 20% withholding by electing a direct rollover.

FEDERAL INCOME TAX WITHHOLDING


         The Company will withhold and remit to the U.S. government a part of the taxable portion of each distribution made under a Contract unless the distributee notifies the Company at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, the Company may be required to withhold tax. The withholding rates applicable to the taxable portion of periodic annuity payments are the same as the withholding rates generally applicable to payments of wages. The withholding rate applicable to the taxable portion of non-periodic payments (including withdrawals prior to the maturity date and rollovers from non-Roth IRAs to Roth IRAs) is 10%. As described above, the withholding rate applicable to eligible rollover distributions is 20%.

                                   APPENDIX A

                  EXAMPLES OF CALCULATION OF WITHDRAWAL CHARGE

EXAMPLE 1 - Assume a single payment of $50,000 is made into the contract, there are no transfers or partial withdrawals and the withdrawal is not made at the end of a guarantee period. The table below illustrates three examples of the withdrawal charges that would be imposed if the contract is completely withdrawn during the contract year shown, based on hypothetical contract values and assuming no market value adjustment.


                                AMOUNT
                               AVAILABLE
                                WITHOUT                            WITHDRAWAL
             HYPOTHETICAL    IMPOSITION OF    AMOUNT SUBJECT         CHARGE
 CONTRACT      CONTRACT        WITHDRAWAL      TO WITHDRAWAL    ----------------
   YEAR         VALUE           CHARGE            CHARGE        PERCENT   AMOUNT
 -------------------------------------------------------------------------------
    2           55,000           5,000(a)          50,000          6%      3,000
    6           60,000           5,000(b)          55,000          2%      1,100
    8           70,000           5,000             0(c)            0%      0


(a) During any contract year the amount available without the imposition of a withdrawal charge is 10% of the single payment made under the contract less any prior partial withdrawals in that contract year. Ten percent of payments less prior withdrawals equals $5,000 ($5,000-0). Consequently, on total withdrawal $5,000 is withdrawn without imposition of the withdrawal charge and the withdrawal charge is assessed against the remaining balance of $50,000 (contract value less amount available without imposition of a withdrawal charge).

(b) The amount available without imposition of a withdrawal charge is again equal to $5,000 and the withdrawal charge is applied to the remaining balance of $55,000 (contract value less amount available without imposition of a withdrawal charge).

(c)      There is no withdrawal charge after 7 contract years.

EXAMPLE 2 - Assume a single payment of $50,000 is made into the contract and that no transfers are made. The table below illustrates two partial withdrawals made during the third contract year of $2,000 and $7,000 and assumes no market value adjustment applies.

                                  AMOUNT
                                 AVAILABLE
                                  WITHOUT                           WITHDRAWAL
 HYPOTHETICAL     PARTIAL      IMPOSITION OF    AMOUNT SUBJECT        CHARGE
   CONTRACT      WITHDRAWAL     WITHDRAWAL      TO WITHDRAWAL    ---------------
     VALUE       REQUESTED        CHARGE           CHARGE        PERCENT  AMOUNT
 -------------------------------------------------------------------------------
    65,000          2,000         2,000(a)          0               5%      0
    63,000          7,000         3,000(b)          4,000           5%      200


 (a) The amount available without imposition of a withdrawal charge during any contract year is 10% of the single payment made under the contract less any prior withdrawals in that contract year. Ten percent of the payment less prior withdrawals equals $5,000 ($5,000-0). The amount requested ($2,000) is less than the amount available without imposition of a withdrawal charge; therefore, no withdrawal charge applies.

(b) Since $2,000 has already been withdrawn in the current contract year, the remaining amount available without imposition of a withdrawal charge during the third contract year is $3,000. The $7,000 partial withdrawal will consist of $3,000 without imposition of withdrawal charge, and the remaining $4,000 will be subject to a withdrawal charge.

Withdrawals may be subject to a market value adjustment in addition to the withdrawal charge described above (see "MARKET VALUE ADJUSTMENT.")

                                   APPENDIX B

                        MARKET VALUE ADJUSTMENT EXAMPLES

The market value adjustment factor is determined by the following formula:
((1+i)/(1+j))(n/12)  where:

         i - The initial guaranteed interest rate or renewal guaranteed interest rate currently being earned on the contract.

         j - The guaranteed interest rate available, on the date the request is processed by the Company, for a guarantee period with the same length as the period remaining in the initial guarantee period or renewal guarantee period. If the guarantee period of this length is not available, the guarantee period with the next highest duration which is maintained by the Company will be chosen.

         n - The number of complete months remaining to the end of the initial guarantee period or renewal guarantee period.

Example 1

Payment                            $100,000
Initial guarantee period           5 years
Initial guaranteed interest
 rate                              5.00% per annum
Guaranteed interest rate for
 three year guarantee period       6.00% per annum
Transfer to a different
 guarantee period                  middle of contract year 3

Contract value at middle of
 contract year 3                   =$100,000 x 1.05(2.5)=$112,972.63

Amount transferred to a
 different guarantee period        =$112,972.63 x market value adjustment factor

Market value adjustment
factor                             =((1+i)/(1+j))(n/12)
                                 i = .05
                                 j = .06
                                 n = 30
                                   =(1.05/1.06)(30/12)
                                   =0.9765817

Amount transferred to a
 different guarantee period        =$112,972.63 x 0.9765817
                                   =$110,327.00

Example 2

Payment                            $100,000
Initial guarantee period           5 years
Initial guaranteed interest
 rate                              5.00% per annum
Guaranteed interest rate for
 three year guarantee period       4.00% per annum
Transfer to a different
 guarantee period                  middle of contract year 3

Contract value at middle of
 contract year 3                   =$100,000 x 1.05(2.5)=$112,972.63

Amount transferred to a
 different guarantee period        =$112,972.63 x market value adjustment factor

Market value adjustment
factor                             =((1+i)/(1+j))(n/12)
                                 i = .05
                                 j = .04
                                 n = 30
                                   =(1.05/1.04)(30/12)
                                   =1.0242121

Amount transferred to a
 different guarantee period        =$112,972.63 x 1.0242121
                                   =$115,707.93

                                   APPENDIX C

                               STATE PREMIUM TAXES

     Premium taxes vary according to the state and are subject to change. In many jurisdictions there is no tax at all. For current information, a tax adviser should be consulted.

                                                                                TAX RATE

                                                                   QUALIFIED               NON-QUALIFIED
STATE                                                              CONTRACTS                 CONTRACTS
----------------------------------------------------------------------------------------------------------
CALIFORNIA...........................................                  .50%                     2.35%
DISTRICT OF COLUMBIA.................................                 2.25%                     2.25%
KENTUCKY.............................................                 2.00%                     2.00%
MAINE................................................                  .00%                     2.00%
NEVADA...............................................                  .00%                     3.50%
PUERTO RICO..........................................                 1.00%                     1.00%
SOUTH DAKOTA*........................................                  .00%                     1.25%
WEST VIRGINIA........................................                 1.00%                     1.00%
WYOMING..............................................                  .00%                     1.00%



* Premium tax paid upon receipt of premium (no tax at annuitization if tax paid on premium at issue).

                              FINANCIAL STATEMENTS

              The Manufacturers Life Insurance Company of New York

                                 Balance Sheets

                                                               March 31    December 31
                                                                1998          1997
                                                            --------------------------
                                                              (Unaudited)
ASSETS:
Investments:
  Fixed maturities available-for-sale, at fair value       $119,641,710   $129,150,862
  Short-term investments                                     15,987,678      9,998,179
  Policy loans                                                  379,814        398,270
                                                           ---------------------------
                                                            136,009,202    139,547,311

Cash and cash equivalents                                       953,074      1,431,114
Accrued investment income                                     2,292,084      2,401,173
Deferred policy acquisition costs                            30,646,611     28,363,714
Other assets                                                    138,731        231,211
Separate account assets                                     687,458,221    597,193,343
                                                           ---------------------------

Total assets                                               $857,497,923   $769,167,866
                                                           ===========================
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
  Policyholder funds                                       $ 84,953,148   $ 86,611,035
  Payable to affiliates                                       2,113,400      4,345,038
  Deferred tax liability                                      2,714,329      2,269,418
  Other liabilities                                           1,497,466        987,521
  Separate account liabilities                              687,458,221    597,193,343
                                                           ---------------------------
Total liabilities                                           778,736,564    691,406,355

Shareholders' equity:
  Common stock (shares authorized, issued and
   outstanding: 2,000,000; par value $1)                      2,000,000      2,000,000
  Additional paid-in capital                                 72,530,624     72,530,624
  Unrealized appreciation on available-for-sale securities      969,084      1,095,152
  Retained earnings                                           3,261,651      2,135,735
                                                           ---------------------------
Total shareholder's equity                                   78,761,359     77,761,511
                                                           ---------------------------
Total liabilities and shareholder's equity                 $857,497,923   $769,167,866
                                                           ===========================

See accompanying notes.

              The Manufacturers Life Insurance Company of New York

                              Statement of Income
                                  (Unaudited)

                                                       Three Months Ended
                                                            March 31
                                                       1998         1997
                                                     ----------------------
Revenues:
 Fees from separate account and
  policyholder funds                                 $2,298,929   $1,393,523
 Net investment income                                2,259,078    1,479,058
 Net realized investment gain                            77,064      137,300
                                                     -----------------------
                                                      4,635,071    3,009,881


Benefits and expenses:
 Benefits to policyholders                            1,273,387    1,086,264
 Amortization of deferred policy
  acquisition costs                                     193,157      671,247
 Other insurance expenses                             1,436,348      611,012
                                                     -----------------------
                                                      2,902,892    2,368,523
                                                     -----------------------

Income before provision for income
  taxes                                               1,732,179      641,358

Provision for income taxes
  Current                                                93,469       23,743
  Deferred                                              512,794      201,135
                                                     -----------------------
                                                        606,263      224,878
                                                     -----------------------

Net income                                           $1,125,916   $  416,480
                                                     =======================

See accompanying notes.

              The Manufacturers Life Insurance Company of New York

                 Statements of Changes in Shareholder's Equity

                          Period ended March 31, 1998
                                  (Unaudited)


                                                                                 UNREALIZED
                                                                                APPRECIATION
                                                                ADDITIONAL      ON AVAILABLE-   RETAINED          TOTAL
                                                    COMMON        PAID-IN         FOR-SALE      EARNINGS       SHAREHOLDER'S
                                                    STOCK         CAPITAL        SECURITIES    (DEFICIT)         EQUITY
                                                 ---------------------------------------------------------------------------
Balance at December 31, 1997                      $2,000,000     $72,530,624    $1,095,152     $2,135,735       $77,761,511
  Net income                                                                                    1,125,916         1,125,916
  Change in unrealized
    appreciation of available-for-
    sale securities, net of tax and
    adjustment for DPAC                                                           (126,068)                        (126,068)
                                                  ---------------------------------------------------------------------------

Balance at March 31, 1998                         $2,000,000     $72,530,624    $  969,084     $3,261,651       $78,761,359
                                                  ===========================================================================

See accompanying notes.

              The Manufacturers Life Insurance Company of New York

                            Statements of Cash Flows
                                  (Unaudited)


                                                            Three months ended March 31
                                                              1998          1997
                                                            ---------------------------
OPERATING ACTIVITIES
Net Income                                                  $ 1,125,916    $   416,480
Adjustments to reconcile net income to net cash
  (used in) provided by operating activities:
    Amortization of bond discount and premium                    91,427         61,908
    Net realized investment gain                                (77,067)      (137,299)
    Deferred income tax provision                               512,794        201,135
    Amortization of deferred policy acquisition costs           193,157        671,247
    Policy acquisition costs deferred                        (2,823,411)    (2,202,205)
    Return credited to policyholders and other
     benefits                                                 1,273,387      1,086,264
    Changes in assets and liabilities:
     Accrued investment income                                  109,089        101,873
     Other assets                                                92,476         (1,061)
     Payable to affiliates                                   (2,273,824)       283,567
     Other liabilities                                          552,131      1,214,628
                                                            --------------------------
Net cash (used in) provided by operating activities          (1,223,925)     1,696,537


INVESTING ACTIVITIES
Purchase of fixed maturities                                                (3,027,578)
Proceeds from fixed maturities sold, matured or               9,648,198      9,979,376
    repaid
Net change in short-term investments                         (5,989,497)    (9,856,248)
Net change in policy loans                                       18,458        (50,783)
                                                            --------------------------
Net cash used in investing activities                         3,677,159     (2,955,233)


FINANCING ACTIVITIES
Receipts credited to policyholder funds                       1,090,787      5,038,224
Return of policyholder funds                                 (4,022,061)    (5,173,992)
                                                            --------------------------
Net cash provided by financing activities                    (2,931,274)      (135,768)
                                                            --------------------------

Net decrease in cash and cash equivalents                      (478,040)    (1,394,464)
Cash and cash equivalents at beginning of year                1,431,114      4,104,731
                                                            --------------------------
Cash and cash equivalents at end of year                    $   953,074    $ 2,710,267
                                                            ==========================


See accompanying notes.

              The Manufacturers Life Insurance Company of New York

                         Notes to Financial Statements

                                   Unaudited

1.   BASIS OF PRESENTATION

     The accompanying unaudited financial statements of The Manufacturers Life Insurance Company of New York has been prepared in accordance with generally accepted accounting principles ("GAAP"), except that they do not contain complete notes. However, in the opinion of management, these statements include all normal recurring adjustments necessary for a fair presentation of the results. These financial statements should be read in conjunction with the financial statements and the related notes included in the Company's annual report for the year ended December 31, 1997.
     Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1998.

              The Manufacturers Life Insurance Company of New York

                          Audited Financial Statements

                  Years ended December 31, 1997, 1996 and 1995

                                    CONTENTS

Report of Independent Auditors...........................................   1

Audited Financial Statements

Balance Sheets...........................................................   3
Statements of Income.....................................................   4
Statements of Changes in Shareholder's Equity............................   5
Statements of Cash Flows.................................................   6
Notes to Financial Statements............................................   7

                         Report of Independent Auditors

The Board of Directors and Shareholder
The Manufacturers Life Insurance Company of New York

We have audited the accompanying balance sheets of The Manufacturers Life Insurance Company of New York (formerly First North American Life Assurance Company and hereinafter referred to as the Company) as of December 31, 1997 and 1996, and the related statements of income, changes in shareholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1997 and 1996 financial statements referred to above present fairly, in all material respects, the financial position of The Manufacturers Life Insurance Company of New York at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                              /s/ Ernst & Young LLP

Boston, Massachusetts
February 18, 1998

                          [COOPERS & LYBRAND LETTERHEAD]




                       REPORT OF INDEPENDENT ACCOUNTANTS



The Board of Directors and Shareholder of
The Manufacturers Life Insurance Company of New York:


We have audited the accompanying statements of income, changes in stockholder's equity and cash flows of The Manufacturers Life Insurance Company of New York (formerly First North American Life Assurance Company) for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of The Manufacturers Life Insurance Company of New York for the year ended December 31, 1995 in conformity with generally accepted accounting principles.


As discussed in Note 2 to the financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 40 (FIN 40) and Statement of Financial Accounting Standards No. 120 (SFAS 120), which required implementation of several accounting pronouncements not previously adopted. The effects of adopting FIN 40 and SFAS 120 were retroactively applied to the Company's previously issued financial statements, consistent with the implementation guidance of those standards.



                                                  Coopers & Lybrand L.L.P.

Boston, Massachusetts
January 22, 1998

              The Manufacturers Life Insurance Company of New York

                                 Balance Sheets

                                                                       DECEMBER 31
                                                                  1997            1996

ASSETS
Investments:

   Fixed maturities available-for-sale, at fair value         $129,150,862   $ 83,466,225
   Short-term investments                                        9,998,179      3,984,370
   Policy loans                                                    398,270        183,070
                                                              ---------------------------
                                                               139,547,311     87,633,665

Cash and cash equivalents                                        1,431,114      4,104,731
Accrued investment income                                        2,401,173      1,528,000
Deferred policy acquisition costs                               28,363,714     20,208,071
Other assets                                                       231,211        152,140
Separate account assets                                        597,193,343    361,309,525
                                                              ---------------------------

Total assets                                                  $769,167,866   $474,936,132
                                                              ===========================

LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:

   Policyholder funds                                         $ 86,611,035   $ 80,033,667
   Payable to affiliates                                         4,345,038      2,016,646
   Deferred tax liability                                        2,269,418      1,935,001
   Other liabilities                                               987,521        872,306
   Separate account liabilities                                597,193,343    361,309,525
                                                              ---------------------------
Total liabilities                                              691,406,355    446,167,145

Shareholder's equity:

   Common stock (shares authorized, issued and
     outstanding: 2,000,000; par value $1)                       2,000,000      2,000,000
   Additional paid-in capital                                   72,530,624     24,800,000
   Unrealized appreciation on available-for-sale securities      1,095,152        419,378
   Retained earnings                                             2,135,735      1,549,609
                                                              ---------------------------
Total shareholder's equity                                      77,761,511     28,768,987
                                                              ---------------------------

Total liabilities and shareholder's equity                    $769,167,866   $474,936,132
                                                              ===========================

See accompanying notes.

              The Manufacturers Life Insurance Company of New York

                              Statements of Income

                                                        YEAR ENDED DECEMBER 31
                                                1997            1996           1995
                                           -------------------------------------------
Revenues:

   Fees from separate account and
     policyholder funds                    $  7,395,201    $  4,761,702   $  3,139,174
   Net investment income                      6,716,053       5,224,209      4,767,914
   Net realized investment gain                 769,361          88,772        466,164
                                           -------------------------------------------
                                             14,880,615      10,074,683      8,373,252

Benefits and expenses:

   Benefits to policyholders                  4,746,668       4,189,360      4,734,027
   Amortization of deferred policy
     acquisition costs                        3,393,073       2,318,595      1,162,044
   Other insurance expenses                   5,845,047       1,191,984      1,193,232
                                           -------------------------------------------
                                             13,984,788       7,699,939      7,089,303
                                           -------------------------------------------

Income before provision for income taxes

                                                895,827       2,374,744      1,283,949

Provision for income taxes

  Current                                       339,161         612,686        101,510
  Deferred                                      (29,460)        220,079        349,000
                                           -------------------------------------------
                                                309,701         832,765        450,510
                                           -------------------------------------------

Net income                                 $    586,126    $  1,541,979   $    833,439
                                           ===========================================

See accompanying notes.

              The Manufacturers Life Insurance Company of New York

                  Statements of Changes in Shareholder's Equity

                  Years ended December 31, 1997, 1996 and 1995




                                                                       UNREALIZED
                                                                      APPRECIATION
                                                        ADDITIONAL    ON AVAILABLE-    RETAINED          TOTAL
                                                         PAID-IN        FOR-SALE       EARNINGS       SHAREHOLDER'S
                                      COMMON STOCK       CAPITAL       SECURITIES      (DEFICIT)         EQUITY
                                      ----------------------------------------------------------------------------
Balance at December 31, 1994, as
   previously reported                $  2,000,000    $  8,500,000                    $ (2,396,360)   $  8,103,640
     Cumulative effect of applying
     new basis of accounting                                             $(567,943)      1,570,551       1,002,608
                                      ----------------------------------------------------------------------------
Balance at January 1, 1995               2,000,000       8,500,000        (567,943)       (825,809)      9,106,248
   Capital contribution                                  3,000,000                                       3,000,000
   Net income                                                                              833,439         833,439
   Change in unrealized
     appreciation of
     available-for-sale
     securities, net of tax and
      adjustment for DPAC                                                2,272,070                       2,272,070
                                      ----------------------------------------------------------------------------
Balance at December 31, 1995             2,000,000      11,500,000       1,704,127           7,630      15,211,757
   Capital contribution                                 13,300,000                                      13,300,000
   Net income                                                                            1,541,979       1,541,979
   Change in unrealized
     appreciation of available-for-
     sale securities, net of tax and
     adjustment for DPAC                                                (1,284,749)                     (1,284,749)
                                      ----------------------------------------------------------------------------
Balance at December 31, 1996             2,000,000      24,800,000         419,378       1,549,609      28,768,987
   Capital contribution                                 47,730,624                                      47,730,624
   Net income                                                                              586,126         586,126
   Change in unrealized
     appreciation of available-for-
     sale securities, net of tax and
     adjustment for DPAC                                                   675,774                         675,774
                                      ----------------------------------------------------------------------------

Balance at December 31, 1997             $2,000,000     $72,530,624    $ 1,095,152     $ 2,135,735     $77,761,511
                                      =============================================================================


See accompanying notes.

              The Manufacturers Life Insurance Company of New York

                            Statements of Cash Flows

                                                                       YEAR ENDED DECEMBER 31
                                                               1997             1996             1995
                                                         -----------------------------------------------
OPERATING ACTIVITIES
Net income                                               $     586,126    $   1,541,979    $     833,439
Adjustments to reconcile net income to net cash
   (used) provided by operating activities:
     Amortization of bond discount and premium                 333,012          141,447           46,319
     Net realized investment gain                             (769,361)         (88,772)        (466,164)
     Deferred income tax provision                             (29,460)         220,079          349,000
     Amortization of deferred policy acquisition costs       3,393,073        2,318,595        1,162,044
     Policy acquisition costs deferred                     (11,684,074)      (7,224,022)      (5,481,175)
     Return credited to policyholders and other
       benefits                                              4,746,668        4,189,360        4,734,027
     Changes in assets and liabilities:
       Accrued investment income                              (873,173)          (6,987)      (1,191,261)
       Other assets                                            (79,071)         195,420           68,994
       Payable to affiliates                                 2,328,392          864,422          327,843
       Other liabilities                                       115,215         (152,572)         580,171
                                                         -----------------------------------------------
Net cash (used) provided by operating activities            (1,932,653)       1,998,949          963,237

INVESTING ACTIVITIES

Purchase of fixed maturities                              (103,382,988)     (41,409,440)     (69,601,388)
Proceeds from fixed maturities sold, matured or
   repaid                                                   59,307,170       31,658,755       18,834,870
Net change in short-term investments                        (6,011,270)      (3,984,370)
Net change in policy loans                                    (215,200)        (115,747)         (67,323)
                                                         -----------------------------------------------
Net cash used in investing activities                      (50,302,288)     (13,850,802)     (50,833,841)

FINANCING ACTIVITIES
Receipts credited to policyholder funds                     17,212,556       18,408,172       40,048,872
Return of policyholder funds                               (15,381,856)     (24,676,276)      (1,915,371)
Change in notes payable                                                      (2,000,000)       2,000,000
Capital contribution                                        47,730,624       13,300,000        3,000,000
                                                         -----------------------------------------------
Net cash provided by financing activities                   49,561,324        5,031,896       43,133,501
                                                         -----------------------------------------------
Net decrease in cash and cash equivalents                   (2,673,617)      (6,819,957)      (6,737,103)
Cash and cash equivalents at beginning of year               4,104,731       10,924,688       17,661,791
                                                         -----------------------------------------------

Cash and cash equivalents at end of year                 $   1,431,114    $   4,104,731    $  10,924,688
                                                         ===============================================

See accompanying notes.

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1.  ORGANIZATION

The Manufacturers Life Insurance Company of New York (formerly First North American Life Assurance Company and hereinafter referred to as the Company), a stock life insurance company, was organized on February 10, 1992 under the laws of the state of New York. Subsequently, on July 22, 1992, the Company was granted a license by the New York State Insurance Department. The Company is a wholly-owned subsidiary of The Manufacturers Life Insurance Company of North America (formerly North American Security Life Insurance Company and hereinafter referred to as MNA or the Parent).

On January 1, 1996, North American Life Assurance Company (NAL), the previous owner of the Parent, merged with The Manufacturers Life Insurance Company (MLI). The surviving company conducts business under the name "The Manufacturers Life Insurance Company."

Concurrent with the merger, the Company's Parent went through a corporate restructuring which resulted in the formation of a newly organized holding corporation, Manulife Wood Logan Holding Company, Inc. (formerly NAWL Holding Company, Inc. and hereinafter referred to as MWL). At that time, all of the assets and liabilities of MNA and its subsidiaries, the Company and NASL Financial Services, Inc. (NASL Financial), were transferred from MLI to MWL. In addition, MLI's 20.2% ownership interest in Wood Logan Associates, Inc. (Wood Logan) was transferred to MWL. In exchange, MLI received all Class A shares of MWL common stock. On January 1, 1997, MLI contributed 62.5% of its 85% ownership interest to its indirect wholly-owned subsidiary, The Manufacturers Life Insurance Company (U.S.A.). Effective December 18, 1997, MLI transferred its remaining 22.5% interest to MRL Holding, LLC, a newly formed Delaware limited liability company.

Also effective January 1, 1996, as part of the restructuring, the remaining 79.8% of Wood Logan was purchased by MWL. In exchange for the remaining shares of Wood Logan, certain employees and former owners of Wood Logan received Class B voting shares of MWL representing a 15% ownership interest. Until October 1, 1997, Wood Logan was the promotional agent for the sale of the insurance products of the Company and MNA.

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK

1.  ORGANIZATION (CONTINUED)

On December 22, 1995, the New York State Insurance Department approved the application submitted by MLI to acquire control of the Company subject to commitment letters given to the Department by MNA and the Company. As part of the agreement, MLI contributed $13,300,000 of additional surplus to the Company in 1996.

On April 17, 1997, a revised plan of operation was submitted to the New York State Insurance Department in connection with the Company's intention to expand its product offerings. On October 21, 1997, the Company received approval of the revised plan including modifications from the New York State Insurance Department, and as part of the agreement, MNA contributed $47,730,624 in support of the new plan of operations.

The Company issues variable annuity and individual life insurance contracts in the State of New York. Amounts invested in the fixed portion of the contracts are allocated to the general account of the Company. Amounts invested in the variable portion of the contracts are allocated to the separate account of the Company. The separate account assets are invested in shares of the Manufacturers Investment Trust (formerly NASL Series Trust and hereinafter referred to as
MIT), a no-load, open-end management investment company organized as a Massachusetts business trust.

Prior to October 1, 1997, NASL Financial acted as investment adviser to MIT and as principal underwriter of the annuity contracts issued by the Company. NASL Financial had an agreement with Wood Logan to act as the promotional agent for the sale of the annuity contracts.

Effective October 1, 1997, Manufacturers Securities Services, LLC (MSS), an affiliate of the Company, replaced NASL Financial as the investment advisor to MIT and as the principal underwriter of the annuity contracts. Wood Logan provides marketing services for the sale of annuity contracts under an Administrative Services Agreement dated October 7, 1997, between the Company and MLI.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying financial statements of the Company have been prepared in conformity with generally accepted accounting principles (GAAP).

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Prior to 1996, the Company prepared its financial statements in conformity with accounting practices prescribed or permitted by the New York Insurance Department which practices were considered GAAP for mutual life insurance companies. FASB Interpretation 40, Applicability of Generally Accepted Accounting Principles to Mutual Life Insurance and other Enterprises (FIN 40), as amended, which is effective for 1996 annual financial statements, no longer permits statutory-basis financial statements to be described as being prepared in conformity with GAAP. Accordingly, the Company has adopted various accounting pronouncements, principally Statement of Financial Accounting Standards No. 120, Accounting and Reporting by Mutual Life Insurance Enterprises and by Insurance Enterprises for Certain Long-Duration Participating Contracts (SFAS No. 120), which addresses the accounting for long-duration insurance contracts.

Pursuant to the requirements of the above pronouncements, the effect of the changes in accounting have been applied retroactively and the previously issued 1995 financial statements have been restated for the change. The effect of the change applicable to years prior to January 1, 1995 has been presented as a restatement of shareholder's equity as of this date.

The adoption  had the effect of increasing net income for 1995 by $1,412,338.

The preparation of financial statements requires management to make estimates and assumptions that affect amounts reported in the financial statements and the accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

INVESTMENTS AND INVESTMENT INCOME

The Company accounts for its fixed maturities in accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115). SFAS 115 requires that fixed maturities be designated as either held-to-maturity, available-for-sale or trading at the time of purchase. Held-to-maturity

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

fixed maturities are reported at amortized cost and the remainder of fixed maturities are reported at fair value with unrealized holding gains and losses reported in income for those designated as trading and as a separate component of shareholder's equity for those designated as available-for-sale.

The Company has classified all of its fixed maturities as available-for-sale. As a result, these securities are reported in the accompanying financial statements at fair value. Changes in fair values, after adjustment for deferred policy acquisition costs (DPAC) and deferred income taxes, are reported as unrealized appreciation or depreciation directly in shareholder's equity, and accordingly, have no effect on net income. The DPAC offset to the unrealized appreciation or depreciation represents valuation adjustments or reinstatements of DPAC that would have been required as a charge or credit to operations had such unrealized amounts been realized.

The cost of fixed maturities is adjusted for the amortization of premiums and accretion of discounts using the interest method. This amortization or accretion is included in net investment income.

For the mortgage-backed bond portion of the fixed maturities portfolio, the Company recognizes amortization using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. The net investment in the security is adjusted to the amount that would have existed had the new effective yield been applied since the acquisition of the security. That adjustment is included in net investment income.

Short-term investments generally consist of instruments which have a maturity of less than one year at the time of acquisition. Short-term investments are reported at cost, which approximates fair value.

Policy loans are reported at unpaid balances, not in excess of the underlying cash value of the policies.

Realized gains or losses on investments sold and declines in value judged to be other-than-temporary are determined on the specific identification basis.

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH EQUIVALENTS

The Company considers all highly liquid debt instruments purchased with an original maturity date of three months or less to be cash equivalents. Cash equivalents are stated at cost plus accrued interest, which approximates fair value.

DEFERRED POLICY ACQUISITION COSTS

Commissions and other costs of acquiring new business that vary with and are primarily related to the production of new business have been deferred. These acquisition costs are being amortized generally in proportion to the present value of expected gross profits from surrender charges and investment, mortality and expense margins. That amortization is adjusted retrospectively when estimates of current or future gross profits to be realized from a group of products are revised.

SEPARATE ACCOUNT ASSETS AND LIABILITIES

Separate account assets and liabilities that are reported in the accompanying balance sheets represent investments in MIT, which are mutual funds that are separately administered for the exclusive benefit of the annuity policyholders and are reported at fair value. Such policyholders, rather than the Company, bear the investment risk. The operations of the separate accounts are not included in the accompanying financial statements. Fees charged on separate account policyholder funds are included in revenues.

POLICYHOLDER FUNDS AND BENEFITS TO POLICYHOLDERS

Policyholder funds for the fixed portion of variable annuity contracts are computed under a retrospective deposit method and represent account balances before applicable surrender charges. Benefits to policyholders include interest credited to policyholders and other benefits that are charged to expense including benefit claims incurred in the period in excess of the related policyholder account balances. Interest crediting rates for the fixed portion of annuity contracts range from 4.10% to 6.15% in 1997; 4.00% to 6.15% in 1996 and 4.20% to 7.00% in 1995.

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECOGNITION OF REVENUES

Fees from separate accounts and policyholder funds represent fees assessed against policyholder account balances, and include mortality and expense risk charges, surrender charges and an annual administrative charge.

INCOME TAXES

Income taxes have been provided using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that likely will be in effect when the differences are expected to reverse. The measurement of deferred tax assets is reduced by a valuation allowance if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

3.  INVESTMENTS

The major components of net investment income are as follows:

                                      YEAR ENDED DECEMBER 31
                                1997           1996          1995
                           -----------------------------------------
Fixed maturities           $ 6,342,800    $ 4,476,472    $ 4,436,994
Short-term investments         475,545        873,146        403,497
                           -----------------------------------------
                             6,818,345      5,349,618      4,840,491
Less investment expenses      (102,292)      (125,409)       (72,577)
                           -----------------------------------------

Net investment income      $ 6,716,053    $ 5,224,209    $ 4,767,914
                           =========================================

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK

3.  INVESTMENTS (CONTINUED)

The gross unrealized gains and losses for available-for-sale fixed maturities held at December 31, 1997 and 1996 are as follows:

                                                              GROSS           GROSS
                                               AMORTIZED    UNREALIZED      UNREALIZED     FAIR
                                                 COST         GAINS           LOSSES       VALUE
                                              --------------------------------------------------
                                                               (In Thousands)
DECEMBER 31, 1997 Fixed maturities:

   U.S. Treasury securities and
     obligations of U.S. Government
     agencies                                 $    7,422       $   284                $    7,706
   Corporate securities                          108,682         1,879        $  23      110,538
   Mortgage-backed securities                      5,016            69                     5,085
   States, territories and possessions             5,594           228                     5,822
                                           -----------------------------------------------------

Total                                           $126,714        $2,460        $  23     $129,151
                                           =====================================================


DECEMBER 31, 1996
Fixed maturities:

   U.S. Treasury securities and
     obligations of U.S. Government
     agencies                                 $    3,244      $    193                  $  3,437
   Corporate securities                           73,366         1,082        $ 191       74,257
   Mortgage-backed securities                      1,017                          5        1,012
   States, territories and possessions             4,578           182                     4,760
                                           -----------------------------------------------------

Total                                          $  82,205        $1,457        $ 196     $ 83,466
                                           =====================================================

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK

3.  INVESTMENTS (CONTINUED)

The amortized cost and fair value of fixed maturities at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers or lenders may have the right to call or prepay obligations with or without call or prepayment penalties.

                                              AMORTIZED              FAIR
                                                COST                 VALUE
                                           -------------------------------------
                                                    (In Thousands)
FIXED MATURITIES AVAILABLE-FOR-SALE

Due in one year or less                       $  12,618           $  12,617
Due after one year through five years            59,514              60,938
Due after five years through ten years           28,353              28,627
Due after ten years through twenty years          1,921               1,967
Due after twenty years                           19,292              19,917
Mortgage-backed securities                        5,016               5,085
                                           -------------------------------------

Total fixed maturities available-for-sale      $126,714            $129,151
                                           =====================================

The proceeds from sales of available-for-sale fixed maturities for the year ended December 31, 1997, 1996 and 1995 were $45,217,170, $6,558,755 and
$11,634,871, respectively. Gross gains of $772,361, $90,811 and $466,164 and gross losses of $5,539, $2,039 and $0 were realized on these sales, respectively.

Fixed maturities with a fair value of $414,100 at December 31, 1997 are in a custody account on behalf of the New York State Insurance Department to satisfy regulatory requirements. At December 31, 1996, the comparable amount was $401,651.

4.  FEDERAL INCOME TAXES

Beginning in 1996, the Company participates as a member of the MWL affiliated group consolidated federal income tax return. In 1995, the Company participated as a member of the MNA consolidated federal income tax return. The Company files separate state income tax returns. The method of allocation between companies is subject to a written tax sharing agreement. The tax liability is allocated to each member on a pro rata basis based on the relationship that the member's tax liability computed on a separate return

              The Manufacturers Life Insurance Company of New York

4.  FEDERAL INCOME TAXES (CONTINUED)

basis bears to the tax liability of the consolidated group. The tax charge to the Company shall not be more than the Company would have paid on a separate return basis. The Company settles its current income tax each year through an intercompany account.

The Company's effective income tax rate varies from the statutory federal income tax rate as follows:

                                                                YEAR ENDED
                                                                DECEMBER 31
                                                             1997    1996  1995
                                                             ------------------
Statutory federal income tax rate applied to income
   before federal income taxes                                 35%    35%   35%
Add (deduct):
   Disallowed meals, entertainment                                           2
   Nondeductible consulting fees                                             4
   Reversal of deferred asset valuation allowance
                                                                            (6)

                                                             ------------------

Effective income tax rate                                      35%    35%   35%
                                                             ==================

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax liability are as follows:

                                                    DECEMBER 31
                                                1997          1996
                                          --------------------------
Deferred tax assets:

   Investment amortization                $    92,345    $    62,711
   Reserves                                                  117,558
                                          --------------------------
Total deferred tax assets                      92,345        180,269
                                          --------------------------

Deferred tax liabilities:

   Deferred policy acquisition costs       (1,134,971)    (1,283,150)
   Reserves                                    (3,683)
   Unrealized gain on fixed maturities,
     net of DPAC effect                      (589,696)      (225,819)
   Other                                     (633,413)      (606,301)
                                          --------------------------
Total deferred tax liabilities             (2,361,763)    (2,115,270)
                                          --------------------------

Net deferred tax liability                $(2,269,418)   $(1,935,001)
                                          ==========================

              The Manufacturers Life Insurance Company of New York

4.  FEDERAL INCOME TAXES (CONTINUED)

In the opinion of management, it is more likely than not that the Company will realize the benefit of the deferred tax assets and, therefore, no valuation allowance has been established.

5.  SHAREHOLDER'S EQUITY

The net assets of the Company available for the Parent as dividends are generally limited to and cannot be made except from earned statutory-basis profits. The maximum amount of dividends that may be paid by life insurance companies without prior approval of the New York Insurance Commissioner is subject to restrictions relating to statutory surplus and net gain from operations on a statutory basis.

Net income (loss) and capital and surplus, as determined in accordance with statutory accounting principles, for the Company were as follows:

                                      YEAR ENDED DECEMBER 31
                                1997            1996           1995
                          ------------    ------------   ------------
Net income (loss)         $ (1,562,544)   $    231,315   $   (578,899)
Net capital and surplus     68,336,238      22,265,070      8,821,782


The components of the balance sheet caption "Unrealized appreciation on available-for-sale securities" in shareholder's equity are summarized as follows:

                                                 DECEMBER 31
                                             1997         1996
                                           ----------------------
                                                 (In Thousands)
Fair value of securities                   $ 129,151    $  83,466
Amortized cost of securities                 126,714       82,205
                                           ----------------------
Unrealized appreciation                        2,437        1,261
Adjustment to deferred policy
  acquisition costs                             (752)        (616)
Deferred income taxes                           (590)        (226)
                                           ----------------------
Unrealized appreciation on securities
  available-for-sale                       $   1,095    $     419
                                           ======================

              The Manufacturers Life Insurance Company of New York

6.  RELATED-PARTY TRANSACTIONS

The Company utilizes various services administered by its Parent and affiliates such as legal, personnel, investment accounting and other corporate services. In 1995, NAL charged the Company approximately $456,000 and, in 1996, MLI and MNA charged the Company approximately $661,000 for those services. At December 31, 1996, the Company had a net liability of $1,965,338 to MLI and MNA for these charges. For the first nine months of 1997, MLI and MNA charged the Company approximately $623,000. Effective October 1, 1997, pursuant to a new Plan of Operations, all intercompany expenses were billed through MLI. For the fourth quarter of 1997, MLI billed the Company expenses of $869,000. At December 31, 1997, the Company had a net liability to MLI of $2,977,176 for these services.

For the nine months ended September 30, 1997 and the two years ended December 31, 1996 and 1995, the Company paid underwriting commissions to NASL Financial of $8,421,182, $7,049,687 and $5,348,500, respectively. NASL Financial then reimbursed Wood Logan for promotional agent services. Effective October 1, 1997, MSS replaced NASL Financial as underwriter. Thereafter, all commissions were paid to MSS by the Company, and Wood Logan marketing services were paid by MLI who was reimbursed by the Company. Underwriting commissions and marketing services expense of $4,431,068 was incurred during the fourth quarter of 1997. At December 31, 1997 and 1996, the Company had a net liability of $1,367,857 and $51,308, respectively, for these services.

The financial statements have been prepared from the records maintained by the Company and may not necessarily be indicative of the financial conditions or results of operations that would have occurred if the Company had been operated as an unaffiliated corporation (see also Notes 1, 4, 5 and 8 for additional related-party transactions).

7.  NOTES PAYABLE

The Company has an unsecured line of credit with State Street Bank and Trust in the amount of $5,000,000, bearing interest at the bank's money market rate plus 50 basis points. There were no outstanding advancements under the line of credit at December 31, 1997 and 1996.

              The Manufacturers Life Insurance Company of New York

8.  RETIREMENT PLANS

MLI, and formerly NAL prior to the merger, sponsors a defined benefit pension plan (the Plan) covering substantially all of the Company's employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. MLI's funding policy is to contribute annually the normal cost up to the maximum amount that can be deducted for federal income tax purposes and to charge each subsidiary for its allocable share of such contributions based on a percentage of payroll. No pension costs were allocated to the Company in 1997, 1996 or 1995, as the Plan was subject to the full funding limitation under the Internal Revenue Code.

The Company participates in a defined contribution retirement plan sponsored by the Parent pursuant to regulation 401(k) of the Internal Revenue Code. All employees who are 21 years old are eligible after one year of service. The Company contributes two percent of base pay plus fifty percent of the employee savings contribution. The employee savings contribution is limited to six percent of base pay.

9.  LEASES

The Company leases office space under an operating lease agreement which expires in 1999 and is subject to a renewal option at market rates prevailing at the time of renewal. For the years ended December 31, 1997, 1996 and 1995, the Company incurred rent expense of $83,809, $79,950 and $72,695, respectively. The minimum lease payments associated with the office space are as follows:

                                            MINIMUM LEASE
                                               PAYMENTS
                                           --------------
                         Year ended:

                            1998             $  81,648
                            1999                61,236
                                           --------------

                           Total              $142,884
                                           ==============

              The Manufacturers Life Insurance Company of New York

10.  FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107 (SFAS 107), Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 also excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements and allows companies to forego the disclosures when those estimates can only be made at excessive cost. Accordingly, the aggregate fair value amounts presented herein are limited by each of these factors and do not purport to represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value disclosures for financial instruments:

     Fixed Maturities: Fair values for fixed maturities are obtained from an independent pricing service.

     Short-Term Investments and Cash and Cash Equivalents: The carrying amounts reported in the accompanying balance sheet for short-term investments, cash and cash equivalents approximate their fair values.

     Policy Loans: The carrying amount in the balance sheet for policy loans approximates the fair value.

     Policyholder Funds: Fair values of the Company's liabilities under contracts not involving significant mortality risk (deferred annuities) are estimated to be the cash surrender value, or the cost the Company would incur to extinguish the liability.

              The Manufacturers Life Insurance Company of New York

10.  FINANCIAL INSTRUMENTS (CONTINUED)

The carrying values and estimated fair values of the Company's financial instruments are as follows:

                                    DECEMBER 31, 1997                     DECEMBER 31, 1996
                              ----------------------------------------------------------------------
                                CARRYING            FAIR             CARRYING              FAIR
                                 VALUE              VALUE             VALUE                VALUE
                              ----------------------------------------------------------------------
Assets:

   Fixed maturities           $129,150,862       $129,150,862        $83,466,225         $83,466,225
   Short-term investments        9,998,179          9,998,179          3,984,370           3,984,370
   Policy loans                    398,270            398,270            183,070             183,070
   Cash and cash equivalents     1,431,114          1,431,114          4,104,731           4,104,731

Liabilities:

   Policyholder funds           86,611,035         81,715,263         80,033,667          74,985,163

11.  YEAR 2000 ISSUES (UNAUDITED)

Like other business organizations and individuals, the Company would be adversely affected if its computer systems and those of its service providers do not properly process and calculate date-related information and data from and after January 1, 2000. The Company is completing an assessment of the Year 2000 impact on its systems and business processes. Management believes that the Company will complete its Year 2000 project for all critical systems and processes by September 30, 1998, prior to any anticipated impact on the critical systems and processes.

The date on which the Company believes it will complete the Year 2000 project is based on management's best estimates, which were derived utilizing numerous assumptions of future events. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer code, and other similar uncertainties.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee                     $ 2,950
Printing                                                                $10,000*
Edgarization Expenses                                                   $ 5,500*
Accounting fees and expenses                                            $20,000*
Legal fees and expenses                                                 $ 2,000*

*Estimates

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 10 of the Charter of the Company provides as follows:

TENTH: No director of the Corporation shall be personally liable to the Corporation or any of its shareholders for damages for any breach of duty as a director; provided, however, the foregoing provision shall not eliminate or limit (i) the liability of a director if a judgment or other final adjudication adverse to such director established his or her such acts or omissions were in bad faith or involved intentional misconduct or were acts or omissions (a) which he or she knew or reasonably should have known violated the New York Insurance Law or (b) which violated a specific standard of care imposed on directors directly, and not by reference, by a provision of the New York Insurance Law (or any regulations promulgated thereunder) or (c) which constituted a knowing violation of any other law, or establishes that the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled or (ii) the liability of a director for any act or omission prior to the adoption of this Article by the shareholders of the Corporation. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.


Article VII of the By-laws of the Company provides as follows:

Section VII.1. Indemnification of Directors and Officers. The Corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she, his or her testator, testatrix or intestate, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Corporation, except that no indemnification under this Section shall be made in respect of (1) a threatened action, or a pending action which is settled or is otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the court in which the action was brought, or , if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

The Corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the Corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he or she, his or her testator, testatrix or intestate, was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, of its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the Corporation or that he or she had reasonable cause to believe that his or her conduct was unlawful.


Notwithstanding the foregoing, Registrant hereby makes the following undertaking pursuant to Rule 484 under the Securities Act of 1933:

      Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

Not applicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS

Exhibit No.  Description
-----------  -----------

1(a) Underwriting and Distribution Agreement between The Manufacturers Life Insurance Company of New York (the "Company") and Manufacturers Securities Services, LLC. (Underwriter) -- Incorporated by reference to Exhibit (b)(3)(a) to post effective amendment no. 7 on Form N-4, file number 33-46217, filed March 25, 1998.

1(b) Selling Agreement between The Manufacturers Life Insurance Company of New York, Manufactures Securities Services, LLC (Underwriter), Selling Broker Dealers, and General Agent Incorporated by reference to Exhibit (b)(3)(b) to post effective amendment no. 7 on Form N-4, file number 33-46217, filed March 25, 1998.

2            Not Applicable

3(i)(a) Declaration of Intention and Charter of the Company Incorporated by reference to Exhibit (b)(6)(a)(i) to post effective amendment no. 7 on Form N-4 filed March 25, 1998.

3(i)(b) Certificate of amendment of the Declaration of Intention and Charter of the Company Incorporated by reference to Exhibit
             (b)(6)(a)(ii) to post effective amendment no. 7 on Form N-4, file number 33-46217, filed March 25, 1998.

3(i)(c) Certificate of amendment of the Declaration of Intention and Charter of the Company Incorporated by reference to Exhibit
             (b)(6)(a)(iii) to post effective amendment no. 7 on Form N-4, file number 33-46217, filed March 25, 1998.

3(ii)        By-laws of the Company Incorporated by reference to Exhibit
             (b)(6)(b) to post effective amendment no. 7 on Form N-4, file number 33-46217, filed March 25, 1998

4(i) Form of Individual Single Payment Deferred Fixed Annuity Non-Participating Contract -- Previously filed as Exhibit 4(i) to pre-effective amendment no. 1 to Form S-1 filed July 17, 1997.

4(ii)        Individual Retirement Annuity Endorsement -- Previously filed as
             Exhibit 4(ii) to pre-effective amendment no. 1 to Form S-1 filed July 17, 1997.

4(iii)       ERISA Tax-Sheltered Annuity Endorsement -- Previously filed as
             Exhibit 4(iii) to pre-effective amendment no. 1 to Form S-1 filed July 17, 1997.

4(iv) Tax-Sheltered Annuity Endorsement -- Previously filed as Exhibit 4(iv) to pre-effective amendment no. 1 to Form S-1 filed July 17, 1997.

4(v) Section 401 Plans Endorsement -- Previously filed as Exhibit 4(vi) to pre-effective amendment no. 1 to Form S-1 filed July 17, 1997.

5            Opinion and Consent of Tracy A. Kane, Esq. -- Filed herewith

6            Not Applicable

7            Not Applicable

8            Not Applicable

9            Not Applicable

10 Form of broker-dealer agreement between the Company, NASL Financial Services, Inc. (Underwriter), Wood Logan Associates, Inc. (Promotional Agent) and broker-dealers -- Previously filed as
             Exhibit 10 to pre-effective amendment no. 1 to Form S-1 filed July 17, 1997.

11           Not Applicable

12           Not Applicable

13           Not Applicable

14           Not Applicable

15           Not Applicable

16           Not Applicable

17           Not Applicable

18           Not Applicable

19           Not Applicable

20           Not Applicable

21           Not Applicable

22           Not Applicable

23(i)        Consent of Ernst & Young. LLP -- Filed herewith.


23(ii)       Consent of PricewaterhouseCoopers LLP -- Filed  herewith.


24 Power of Attorney -- Power of Attorney - The Manufacturers Life Insurance Company of New York Directors Incorporated by reference to Exhibit 7 to pre-effective amendment no. 1 on Form S-6, file number 333-33351, filed March 16, 1998.

25           Not Applicable

26           Not Applicable

27           Financial Data Schedule -- Filed herewith.

28           Not Applicable


(b) FINANCIAL STATEMENT SCHEDULES

Schedule I - Summary of Investments
Schedule II - Supplementary Insurance Information
Schedule IV - Reinsurance

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK
                      SCHEDULE I - SUMMARY OF INVESTMENTS
                               DECEMBER 31, 1997

                                                                          Amount at which
                                                                           Shown in the
                                             Cost              Value       Balance Sheet
                                         -----------       -----------    ---------------
Fixed maturities:
U.S. Government                            7,422,072         7,705,702        7,705,702
Corporate debt securities                108,681,555       110,537,915      110,537,915
Mortgage-backed securities                 5,016,448         5,085,196        5,085,196
States, territories and possession         5,594,331         5,822,049        5,822,049
                                         -----------       -----------      -----------
Total fixed-maturity securities          126,714,406       129,150,862      129,150,862

Policy loans                                 398,270               xxx          398,270
Short-term investments                     9,998,179               xxx        9,998,179
                                         -----------       -----------      -----------
Total investments                        137,110,855               xxx      139,547,311
                                         ===========       ===========      ===========

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK
               SCHEDULE II - SUPPLEMENTARY INSURANCE INFORMATION
                                 ($ THOUSANDS)

                                        Future                  Other                                        Amortization
                                        Policy                  Policy                            Benefits,       of
                        Deferred       Benefits                 Claims                             Claim       Deferred
                         Policy         Losses,                  and                    Net      Losses and     Policy       Other
                      Acquisition     Claims and     Unearned   Benefits   Premium   Investment  Settlement   Acquisition  Operating
      Segment            Costs       Loss Expenses   Premiums   Payable    Revenue    Income      Expenses       Costs      Expenses
      -------         -----------    -------------   --------   --------   -------   ----------  ----------   -----------   --------
       1997
Life insurance and
 annuities               28,363          86,611          --         --         --       6,716       4,746        3,393       5,846
Mutual funds                 --              --          --         --         --          --          --           --          --
                         ------          ------       -----      -----      -----       -----       -----        -----       -----
Total                    28,363          86,611          --         --         --       6,716       4,746        3,393       5,846
                         ======          ======       =====      =====      =====       =====       =====        =====       =====

       1996
Life insurance and
 annuities               20,208          80,033          --         --         --       5,224       4,190        2,319       1,192
Mutual funds                 --              --          --         --         --          --          --           --          --
                         ------          ------       -----      -----      -----       -----       -----        -----       -----
Total                    20,208          80,033          --         --         --       5,224       4,190        2,319       1,192
                         ======          ======       =====      =====      =====       =====       =====        =====       =====

       1995
Life insurance and
 annuities               15,919          82,112          --         --         --       4,768       4,734        1,162       1,193
Mutual funds                 --              --          --         --         --          --          --           --          --
                         ------          ------       -----      -----      -----       -----       -----        -----       -----
Total                    15,919          82,112          --         --         --       4,768       4,734        1,162       1,193
                         ======          ======       =====      =====      =====       =====       =====        =====       =====

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK
                           SCHEDULE IV - REINSURANCE
                                 ($ THOUSANDS)

                                                                                      Percentage
                                                  Ceded to      Assumed               of Amount
                                   Gross            Other      from Other   Gross      Assumed
         Segment                   Amount         Companies    Companies    Amount      to Net
         -------                   ------         ---------    ----------   ------    ----------
Year ended December 31, 1997
Life insurance inforce              3,000           2,800           --         200           0%
Insurance premiums life                --              --           --          --           0%
                                    -----           -----        -----       -----       -----
Total                                  --              --           --          --           0%
                                    =====           =====        =====       =====       =====

Year ended December 31 1996
Life insurance inforce                 --              --           --          --           0%
Insurance premiums life                --              --           --          --           0%
                                    -----           -----        -----       -----       -----
Total                                  --              --           --          --           0%
                                    =====           =====        =====       =====       =====

Year ended December 31 1995
Life insurance inforce                 --              --           --          --           0%
Insurance premiums life                --              --           --          --           0%
                                    -----           -----        -----       -----       -----
Total                                  --              --           --          --           0%
                                    =====           =====        =====       =====       =====

                                   SIGNATURES



      Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this amended Registration Statement to be signed on its behalf, by the undersigned, thereunto duly authorized in the City of Boston and Commonwealth of Massachusetts on this 24 day of July, 1998.



                                    THE MANUFACTURERS LIFE
                                    INSURANCE COMPANY OF NEW YORK
                                          (Registrant)


                              By:   /s/ A. Scott Logan
                                    A. Scott Logan, President



Attest:

/s/ Tracy A. Kane
Tracy A. Kane, Secretary

Pursuant to the requirements of the Securities Act of 1933, this amended Registration Statement has been signed by the following persons in the capacities with the Registrant and on July 24, 1998.

SIGNATURE                     TITLE


/s/ A. Scott Logan            Director, and President
_____________________         (Principal Executive Officer)
A. Scott Logan


*____________________         Chairman of the Board
John D. Richardson            of Directors


*_____________________        Director
Bruce Avedon


*_____________________        Director
John D. DesPrez, III


*_____________________        Director
Ruth Ann Flemming


*_____________________        Director
Bruce Gordon


*_____________________        Director
Theodore Kilkuskie


*_____________________        Director
Neil M. Merkl


*_____________________        Director
Robert C. Perez


*_____________________        Director
James K. Robinson

/s/ David W. Libbey           Treasurer (Principal
-------------------------     Financial and Accounting
David W. Libbey               Officer)




*By: /s/ Tracy A. Kane
     -------------------------
     Tracy A. Kane
     Attorney-in-Fact Pursuant
     to Powers of Attorney

                                  EXHIBIT INDEX


Exhibit No.         Description
-----------         -----------

5                  Opinion and Consent of Tracy A. Kane, Esq.
23 (i)             Consent of Ernst & Young LLP
23(ii)             Consent of PricewaterhouseCoopers LLP
27                 Financial Data Schedules - December 31, 1997 and
                   March 31, 1998